EXHIBIT 2.1

Execution Version

CONTRIBUTION AGREEMENT
and
AGREEMENT AND PLAN OF MERGER
by and among
ANADARKO PETROLEUM CORPORATION
ANADARKO E&P ONSHORE LLC
APC MIDSTREAM HOLDINGS, LLC
WESTERN GAS EQUITY PARTNERS, LP
WESTERN GAS EQUITY HOLDINGS, LLC
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
CLARITY MERGER SUB, LLC
WGR ASSET HOLDING COMPANY LLC
WGR OPERATING, LP
KERR-MCGEE GATHERING LLC
KERR-MCGEE WORLDWIDE CORPORATION
and
DELAWARE BASIN MIDSTREAM, LLC

Dated as of November 7, 2018

i

Exhibit A    Form of WES LPA Amendment
Exhibit B    Contributed Company Assets
Exhibit C    Form of Interest Conveyance Agreement
Exhibit D    Form of WGRAH-WES GP Indemnification Agreement
Exhibit E    Form of WGRAH-APC Loan Agreement
Schedule I    Contributed Interests Schedule

INDEX OF DEFINED TERMS

Defined Term	Where Defined
ADJGP	Recitals
ADJGP Interests	Recitals
ADJOP	Recitals
ADJOP Interests	Recitals
AE&P	Preamble
AE&P Consideration	Section 11.15
AE&P Contributed Interests	Recitals
AE&P Contribution	Recitals
Affiliate	Section 11.15
Agreement	Preamble
AMH	Preamble
Anadarko Indemnified Parties	Section 10.2
Anadarko Mi Vida	Recitals
Anadarko Mi Vida Interests	Recitals
Anadarko Pecos	Recitals
Anadarko Pecos Interests	Recitals
Ancillary Documents	Article V
Antitrust Laws	Section 11.15
APC	Preamble
APCWH	Recitals
APCWH Interests	Recitals
APCWH Note Payable	Section 11.15
APCWH Note Payoff	Recitals
Asset Required Consents	Article V
Assets	Article V
AWOC	Recitals
AWOC Interests	Recitals
Balance Sheet Date	Section 3.7(b)
Book-Entry Units	Section 2.1(f)
Burdensome Condition	Section 11.15
Business day	Section 11.15
Buyer	Preamble
Buyer Ancillary Documents	Section 11.15
Buyer Closing Certificate	Section 8.6(b)
Cash Consideration	Section 11.15
Certificate	Section 2.1(f)
Certificate of Merger	Section 1.4
Citi	Section 4.10
Class C Unitholders	Section 11.15

v

Defined Term	Where Defined
Class C Units	Section 1.2(e)
Clayton Act	Section 11.15
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(j)
Common Unit	Section 11.15
Common Unitholders	Section 11.15
Company or Companies	Article V
Company Contracts	Article V
Company Permits	Section 5.11
Contract	Section 3.3(b)
Contributed Company	Section 11.15
Contributed Company Asset Required Consents	Section 11.15
Contributed Company Assets	Section 11.15
Contributed Company Contracts	Section 11.15
Contributed Company Surface Contracts	Section 11.15
Contributed Interests	Recitals
Contributed JV Companies	Section 11.15
Contributed JV Company Asset Required Consents	Section 11.15
Contributed JV Company Assets	Section 11.15
Contributed JV Company Contracts	Section 11.15
Contributed JV Company Surface Contracts	Section 11.15
Contributed JV Interests	Section 11.15
Contributing Party(ies)	Preamble
Contributing Party Ancillary Documents	Section 11.15
Contributing Party Closing Certificate	Section 8.5(c)
Contribution	Recitals
Contribution Consideration	Section 1.2(b)
Contributors	Article V
Converted WES DER Award	Section 2.3(a)
Converted WES Phantom Unit Award	Section 2.3(a)
DBM	Preamble
DBMOS	Recitals
DBMOS Interests	Recitals
Deductible	Section 10.8(a)
DLLCA	Section 11.15
DRULPA	Section 11.15
Effective Time	Section 1.4
Environmental Activity	Section 11.15
Environmental Law	Section 11.15
Environmental Permit	Section 11.15

Defined Term	Where Defined
Equity Interest	Section 11.15
Exchange Act	Section 3.4(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Federal Trade Commission Act	Section 11.15
FERC	Section 5.18(a)
Financing	Section 11.13(a)
GAAP	Section 11.15
Governmental Authority	Section 11.15
Hazardous Substance	Section 11.15
Hydrocarbons	Section 11.15
Indemnified Party	Section 11.15
Indemnified Person	Section 7.10(a)
Indemnifying Party	Section 11.15
Indemnity Claim	Section 10.4
Intended Tax Treatment	Section 2.2(k)
Interest Conveyance Agreement	Section 11.15
Interests	Article V
JV Companies	Section 11.15
JV Company Asset Required Consents	Section 11.15
JV Company Assets	Section 11.15
JV Company Contracts	Section 11.15
JV Company Surface Contracts	Section 11.15
JV Interests	Section 11.15
KMGG	Preamble
Knowledge	Section 11.15
KWC	Preamble
Law(s)	Section 3.6
Lazard	Section 3.10
Liens	Section 3.1(c)
Losses	Section 11.15
Material Adverse Effect	Section 11.15
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Charter Documents	Section 11.15
Mi Vida	Recitals
Mi Vida Interests	Recitals
NGA	Section 5.18(a)
NYSE	Section 11.15

Defined Term	Where Defined
Oil Gathering Systems	Section 11.15
Order	Section 11.15
Outside Date	Section 9.1(b)(i)
Panola	Recitals
Panola Interests	Recitals
parties	Section 11.15
Partnership Indemnified Parties	Section 10.3
Payee	Section 9.3
Permit	Section 11.15
Permitted Liens	Section 11.15
Person	Section 11.15
Pre-Closing Tax Period	Section 11.15
Pre-Closing Transactions	Recitals
Primary Parties	Section 11.15
Proceeding	Section 7.10(a)
Proxy Statement	Section 3.4(a)
Purchased Companies	Section 11.15
Purchased Company Asset Required Consents	Section 11.15
Purchased Company Assets	Section 11.15
Purchased Company Contracts	Section 11.15
Purchased Company Surface Contracts	Section 11.15
Purchased Interests	Recitals
Ranch Westex	Recitals
Ranch Westex Interests	Recitals
Recipient Ancillary Documents	Article VI
Recipient Parties	Preamble
Recipient Party	Preamble
Recipient Party Ancillary Documents	Section 11.15
Recipient Party Closing Certificate	Section 8.4(b)
Recipients	Article V
Registration Statement	Section 11.15
Release	Section 11.15
Representatives	Section 11.15
Restraints	Section 8.1(d)
RRC	Section 5.18(b)
Saddlehorn	Recitals
Saddlehorn Interests	Recitals
Sale	Recitals
Sale Consideration	Section 11.15
Sarbanes-Oxley Act	Section 3.7(a)
SEC	Section 11.15

Defined Term	Where Defined
Securities Act	Section 3.1(c)
Seller	Preamble
Seller Ancillary Documents	Section 11.15
Seller Closing Certificate	Section 8.7(c)
Sherman Act	Section 11.15
Straddle Period	Section 11.15
Subsidiary	Section 11.15
Surface Contracts	Article V
Surviving Entity	Section 1.2(g)
Tax	Section 11.15
Tax Authority	Section 11.15
Tax Purposes	Section 1.2(h)
Tax Return	Section 11.15
Tax-Sharing Agreement	Section 11.15
Taxes	Section 11.15
Term Loan Facility	Section 11.15
Transfer	Section 11.15
Transfer Requirements	Section 11.15
Treasury Regulations	Section 11.15
Unit Majority	Section 11.15
Wamsutter Pipeline	Recitals
Wamsutter Pipeline Interests	Recitals
WES	Preamble
WES Borrowing	Section 1.2(h)
WES Change in Recommendation	Section 7.5
WES Charter Documents	Section 3.1(d)
WES DER Award	Section 2.3(a)
WES Equity Plans	Section 11.15
WES Fairness Opinion	Section 3.10
WES Financial Advisor	Section 3.10
WES GP	Preamble
WES GP Agreement	Section 11.15
WES GP Board	Recitals
WES GP Board Recommendation	Section 7.1(b)
WES GP Charter Documents	Section 11.15
WES GP Interest	Section 11.15
WES Incentive Distribution Right	Section 11.15
WES Joint Ventures	Section 11.15
WES Limited Partner	Section 11.15
WES Limited Partner Interest	Section 11.15
WES LPA Amendment	Section 11.15

Defined Term	Where Defined
WES Material Adverse Effect	Section 3.1(a)
WES Partnership Agreement	Section 11.15
WES Partnership Interest	Section 11.15
WES Phantom Unit Award	Section 2.3(a)
WES SEC Documents	Section 3.7(a)
WES Special Approval	Section 11.15
WES Special Committee	Recitals
WES Special Committee Recommendation	Section 7.1(b)
WES Subsidiary Documents	Section 3.1(d)
WES Unitholder	Section 11.15
WES Unitholder Approval	Section 3.3(c)
WES Unitholders Meeting	Section 7.1(b)
WGP	Preamble
WGP Charter Documents	Section 4.1(d)
WGP Common Unit	Section 11.15
WGP Equity Plans	Section 4.2(a)
WGP GP	Preamble
WGP GP Agreement	Section 11.15
WGP GP Board	Recitals
WGP GP Charter Documents	Section 11.15
WGP GP Interest	Section 4.2(a)
WGP Limited Partner	Section 11.15
WGP Material Adverse Effect	Section 4.1(a)
WGP Partnership Agreement	Section 11.15
WGP Partnership Interest	Section 11.15
WGP SEC Documents	Section 4.7(a)
WGP Special Approval	Section 11.15
WGP Special Committee	Recitals
WGP Subsidiary Documents	Section 4.1(d)
WGRAH	Preamble
WGRAH-WES GP Indemnification Agreement	Section 11.15
WGRAH-APC Loan Agreement	Section 11.15
WGRAH Cash Consideration	Section 11.15
WGRAH Contributed Interests	Recitals
WGRAH Contribution	Recitals
WGRAH Tax Election	Recitals
WGRAH Unit Consideration	Section 11.15
WGRO	Preamble
WGRO GP	Section 1.2(a)(i)
Willful Breach	Section 11.15

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CONTRIBUTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER
This CONTRIBUTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER, dated as of November 7, 2018 (this ”Agreement”), is by and among Anadarko E&P Onshore LLC, a Delaware limited liability company (“AE&P”), Western Gas Equity Partners, LP, a Delaware limited partnership (“WGP”), Western Gas Equity Holdings, LLC, a Delaware limited liability company (“WGP GP”), Western Gas Partners, LP, a Delaware limited partnership (“WES” or “Buyer”), Western Gas Holdings, LLC, a Delaware limited liability company (“WES GP”), Clarity Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), WGR Asset Holding Company LLC, a Delaware limited liability company (“WGRAH”), WGR Operating, LP, a Delaware limited partnership (“WGRO”), Kerr-McGee Gathering LLC, a Colorado limited liability company (“KMGG”), APC Midstream Holdings, LLC, a Delaware limited liability company (“AMH” or “Seller”), and Delaware Basin Midstream, LLC, a Delaware limited liability company (“DBM”). AE&P and WGRAH are referred to herein as the “Contributing Parties” and individually as a “Contributing Party.” WES, WGRO, KMGG and DBM are referred to herein as the “Recipient Parties” and individually as a “Recipient Party.” In addition, (a) Anadarko Petroleum Corporation, a Delaware corporation (“APC”), is party to this Agreement for the limited purposes set forth in Section 1.2(a), Section 1.2(b), Section 1.2(d), Section 1.3, Article V, Section 7.5, Section 7.6, Section 7.11, Section 7.16(b), Section 7.17, Section 8.1, Section 8.4, Section 8.6, Section 8.8, Article IX, Article X and Article XI and is a party to this Agreement solely to that extent, and (b) Kerr-McGee Worldwide Corporation, a Delaware corporation (“KWC”), is party to this Agreement for the limited purposes set forth in Section 2.1 and a party to this Agreement solely to that extent.
W I T N E S E T H:
WHEREAS, as of the date of this Agreement, WGRAH owns (a) all of the outstanding limited liability company interests in, and is the sole member of, each of Anadarko Wattenberg Oil Complex LLC, a Delaware limited liability company (“AWOC,” and such interests, the “AWOC Interests”), Anadarko DJ Oil Pipeline LLC, a Delaware limited liability company (“ADJOP,” and such interests, the “ADJOP Interests”), Anadarko DJ Gas Processing LLC, a Delaware limited liability company (“ADJGP,” and such interests, the “ADJGP Interests”), Wamsutter Pipeline LLC, a Delaware limited liability company (“Wamsutter Pipeline,” and such interests, the “Wamsutter Pipeline Interests”), DBM Oil Services, LLC, a Delaware limited liability company (“DBMOS” and such interests, the “DBMOS Interests”), Anadarko Pecos Midstream LLC, a Delaware limited liability company (“Anadarko Pecos,” and such interests, the “Anadarko Pecos Interests”), and Anadarko Mi Vida LLC, a Delaware limited liability company (“Anadarko Mi Vida,” and such interests, the “Anadarko Mi Vida Interests”) and (b) a portion of the outstanding limited liability company interests in, and is a member of, each of APC Water Holdings 1, LLC, a Delaware limited liability company (“APCWH” and such interests, the “APCWH Interests”), Saddlehorn Pipeline Company, LLC, a Delaware limited liability company (“Saddlehorn,” and such interests, the “Saddlehorn Interests”), and Panola Pipeline Company, LLC, a Texas limited liability company (“Panola,” and such interests, the “Panola Interests”). With respect to the foregoing clauses (a) and (b), the type and number of equity interests are set forth on Schedule I hereto (collectively, the “WGRAH Contributed Interests”);

WHEREAS, Anadarko Mi Vida owns a portion of the outstanding limited liability company interests in, and is a member of, Mi Vida JV LLC, a Delaware limited liability company (“Mi Vida,” and such interests, the “Mi Vida Interests”), the type and number of such interests being set forth on Schedule I hereto, and Anadarko Pecos owns a portion of the outstanding limited liability company interests in, and is a member of, Ranch Westex JV LLC, a Delaware limited liability company (“Ranch Westex,” and such interests, the “Ranch Westex Interests”), the type and number of such interests being set forth on Schedule I hereto;
WHEREAS, AE&P owns a portion of the APCWH Interests and is a member of APCWH, the type and number of such interests being set forth on Schedule I hereto (the “AE&P Contributed Interests”). The AE&P Contributed Interests and the WGRAH Contributed Interests are together referred to as the “Contributed Interests”;
WHEREAS, prior to the Closing and prior to the consummation of the Sale, the Contribution, the Merger and the other transactions contemplated by this Agreement at Closing, the parties hereto desire to consummate the following transactions in the order set forth herein (collectively, the “Pre-Closing Transactions”): (a) first, and in any event at least one day prior to the effective time of the WGRAH Tax Election (as defined below), WGRAH shall distribute all of the Panola Interests and the Saddlehorn Interests to AMH, AMH shall be admitted as a member of each of the Purchased Companies and WGRAH shall cease to be a member of each of the Purchased Companies, and after such time, the Panola Interests and Saddlehorn Interests shall cease to be WGRAH Contributed Interests for all purposes hereunder and shall instead be the “Purchased Interests,” and (b) second and subsequently, and in any event with an effective time at least one day prior to Closing, WGRAH shall file an election to be treated as a corporation for federal income tax purposes on Form 8832 (the “WGRAH Tax Election”);
WHEREAS, following the Pre-Closing Transactions and for the consideration described herein, WGRAH desires to contribute the WGRAH Contributed Interests to WES, and WES desires to receive the WGRAH Contributed Interests and subsequently transfer all of the WGRAH Contributed Interests to the Recipient Parties, as set forth herein, and such Recipient Parties desire to receive the WGRAH Contributed Interests;
WHEREAS, in order to avoid multiple conveyances of the WGRAH Contributed Interests, WES has requested and WGRAH agrees that it will convey the WGRAH Contributed Interests to the applicable Recipient Parties, with the result that WGRAH will execute and deliver a document to convey legal title to the WGRAH Contributed Interests directly to the applicable Recipient Parties;
WHEREAS, WES has requested and WGRAH has agreed to transfer the WGRAH Contributed Interests to the Recipient Parties, and the Recipient Parties desire to receive the WGRAH Contributed Interests and to be admitted as a member of the applicable Contributed Company, as follows: (a) the ADJGP Interests, the ADJOP Interests and the AWOC Interests to KMGG, (b) the Wamsutter Pipeline Interests to WGRO, and (c) the DBMOS Interests, its portion of the APCWH Interests, the Anadarko Mi Vida Interests and the Anadarko Pecos Interests to DBM (collectively, the “WGRAH Contribution”);

WHEREAS, following the Pre-Closing Transactions and for the consideration described herein, AE&P desires to contribute the AE&P Contributed Interests to WES, and WES desires to receive the AE&P Contributed Interests and subsequently transfer all of the AE&P Contributed Interests to DBM, and DBM desires to receive such AE&P Contributed Interests;
WHEREAS, in order to avoid multiple conveyances of the AE&P Contributed Interests, WES has requested and AE&P has agreed that it will convey the AE&P Contributed Interests to DBM, with the result that AE&P will execute and deliver a document to convey legal title to the AE&P Contributed Interests directly to DBM;
WHEREAS, AE&P desires to transfer the AE&P Contributed Interests to DBM, and DBM desires to receive the AE&P Contributed Interests from AE&P and to be admitted as a member of APCWH (the “AE&P Contribution” and together with the WGRAH Contribution, the “Contribution”);
WHEREAS, following the Pre-Closing Transactions and for the consideration described herein, Seller desires to sell the Purchased Interests to Buyer, and Buyer desires to purchase the Purchased Interests from Seller and to be admitted as a member of each of the Purchased Companies (the “Sale”);
WHEREAS, following the Pre-Closing Transactions, the Sale and the Contribution, WES desires to contribute cash in an amount equal to the outstanding balance of the APCWH Note Payable immediately prior to the Effective Time to its then wholly-owned subsidiary, APCWH, and APCWH desires to pay such cash to APC in satisfaction of the APCWH Note Payable (the “APCWH Note Payoff”);
WHEREAS, immediately following the Contribution and the Sale, the parties intend that Merger Sub be merged with and into WES (the “Merger”), with WES surviving the Merger as a subsidiary of WGP, in each case pursuant to and in accordance with the terms of this Agreement;
WHEREAS, the Special Committee (“WGP Special Committee”) of the Board of Directors (the “WGP GP Board”) of WGP GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of WGP and the holders of WGP Common Units (other than APC and its Affiliates), (b) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration (as defined herein) (the foregoing constituting WGP Special Approval (as defined herein)), and (c) resolved to recommend to the WGP GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration;
WHEREAS, upon the receipt of such approvals and recommendation of the WGP Special Committee, at a meeting duly called and held, the WGP GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of WGP and the holders of WGP Common Units, and (b) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration;

WHEREAS, the Special Committee (the “WES Special Committee”) of the Board of Directors (the “WES GP Board”) of WES GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair and reasonable to and in the best interests of WES and the WES Limited Partners (excluding WGP, APC and their Affiliates), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting WES Special Approval (as defined herein)) and (c) resolved to recommend to the WES GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, upon the receipt of such approvals and recommendation of the WES Special Committee, at a meeting duly called and held, the WES GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair and reasonable to and in the best interests of WES and the WES Limited Partners, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to a vote of the WES Limited Partners (as defined herein), and (d) resolved to recommend approval of this Agreement, and the transactions contemplated hereby, including the Merger by the WES Limited Partners;
WHEREAS, WGP, in its capacity as the sole member of WES GP, has approved and consented to this Agreement and the transactions contemplated hereby;
WHEREAS, Western Gas Resources, Inc., in its capacity as the sole member of WGP GP, has approved and consented to this Agreement and the transactions contemplated hereby on behalf of WGP GP; and
WHEREAS, WGP, in its capacity as the sole member of Merger Sub, has approved and consented to this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE CONTRIBUTION AND MERGER

Section 1.1    Pre-Closing Transactions. Prior to the Closing, and for the avoidance of doubt, prior to the consummation of any of the Sale, the Contribution or the Merger, the Pre-Closing Transactions shall be consummated as follows:
(a)    First, and in any event at least one day prior to the effective time of the WGRAH Tax Election, WGRAH shall distribute all of the Panola Interests and the Saddlehorn Interests to AMH, AMH shall be admitted as a member of each of the Purchased Companies and WGRAH shall cease to be a member of each of the Purchased Companies, and after such time, the

Panola Interests and the Saddlehorn Interests shall cease to be WGRAH Contributed Interests for all purposes hereunder and shall instead become the Purchased Interests.
(b)    Second and subsequently, and in any event with an effective time at least one day prior to Closing, WGRAH shall file the WGRAH Tax Election.

Section 1.2     Sale, Contribution, Merger and Additional Transactions.
(a)    Contribution. Subject to the conditions set forth in Article VIII being satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), immediately prior to the Effective Time, the Contributing Parties shall contribute (or cause to be contributed) the Contributed Interests to WES, and subsequently WES shall contribute the Contributed Interests to the applicable Recipient Parties set forth below, all such contributions and transfers to occur immediately prior to the Effective Time, and the Recipient Parties shall pay the applicable portion of the Contribution Consideration (as defined below) as follows; provided that, to avoid multiple state law conveyances of the Contributed Interests, WES agrees that the applicable Contributing Party is instructed to convey the applicable Contributed Interests to the applicable Recipient Party, in each case as set forth below, such that such Contributing Party will convey legal title to such Contributed Interests directly to such Recipient Party in a single state law conveyance pursuant to one or more Interest Conveyance Agreements, which shall accomplish the following discrete transfers:
(i)    WGRAH shall transfer the ADJGP Interests, the ADJOP Interests and the AWOC Interests to WES, and subsequently (A) WES shall transfer 0.01% of the ADJGP Interests, the ADJOP Interests and the AWOC Interests to Western Gas Operating, LLC (“WGRO GP”) and 99.9% of the ADJGP Interests, the ADJOP Interests and the AWOC Interests to WGRO, (B) WGRO GP will transfer its share of such interests received from WES to WGRO, and (C) WGRO will transfer its share of such interests received from WES and WGRO GP to KMGG;
(ii)    WGRAH shall transfer the Wamsutter Pipeline Interests to WES, and subsequently (A) WES shall transfer 0.01% of the Wamsutter Pipeline Interests to WGRO GP and 99.9% of the Wamsutter Pipeline Interests to WGRO, and (B) WGRO GP will transfer its share of such interests received from WES to WGRO;
(iii)    WGRAH shall transfer the DBMOS Interests, its portion of the APCWH Interests, the Anadarko Mi Vida Interests and the Anadarko Pecos Interests to WES, and subsequently (A) WES shall transfer 0.01% of the DBMOS Interests, such portion of the APCWH Interests, the Anadarko Mi Vida Interests and the Anadarko Pecos Interests to WGRO GP and 99.9% of the DBMOS Interests, such portion of the APCWH Interests, the Anadarko Mi Vida Interests and the Anadarko Pecos Interests to WGRO, (B) WGRO GP will transfer such interests received from WES to WGRO, and (C) WGRO will transfer such interests received from WES and WGRO GP to DBM; and
(iv)    AE&P shall transfer its portion of the APCWH Interests to WES, and subsequently (A) WES shall transfer 0.01% of such portion of the APCWH Interests to WGRO GP and 99.9% of such portion of the APCWH Interests to WGRO, (B) WGRO GP will transfer such interests received from WES to WGRO, and (C) WGRO will transfer such interests received from WES and WGRO GP to DBM.

(b)    Contribution Consideration. Simultaneously with the contributions described in Section 1.2(a), and in consideration for the contribution of the Contributed Interests, WES shall (i) issue the AE&P Consideration to AE&P, (ii) transfer to WGRAH the WGRAH Cash Consideration, and (iii) issue the WGRAH Unit Consideration to WGRAH (together with the AE&P Consideration and the WGRAH Cash Consideration, the “Contribution Consideration”).
(c)    Sale. Immediately prior to the Effective Time, and in consideration for the contribution of the Purchased Interests, Buyer shall pay to Seller by wire transfer of immediately available funds, to an account designated in writing by Seller to Buyer no later than two days prior to Closing, an aggregate amount of cash equal to the Sale Consideration, and Seller shall transfer, assign and convey to Buyer the Purchased Interests pursuant to an Interest Conveyance Agreement, Buyer shall be admitted as a member of each of the Purchased Companies and Seller shall cease to be a member of the Purchased Companies.
(d)    APCWH Note Payoff. Immediately following the Sale and the Contribution and prior to the Effective Time, WES shall contribute cash equal to the outstanding balance of the APCWH Note Payable immediately prior to the Effective Time to APCWH and APCWH shall pay such cash to APC in satisfaction of the APCWH Note Payable.
(e)    Class C Units. Immediately prior to the Effective Time, WES shall give, and shall have been deemed to have given by virtue of this Agreement, notice to the holder of Class C Units representing limited partner interests in WES (“Class C Units”) that the Class C Units have converted, and, pursuant to Section 5.12(c) of the WES Partnership Agreement, such Class C Units shall automatically convert into Common Units on a one-for-one basis at such time and be subject to further conversion at the Effective Time pursuant to Section 2.1(a). WES GP shall waive its right to make additional capital contributions at the time of the conversion of the Class C Units pursuant to Section 5.12(c)(v) of the WES Partnership Agreement.
(f)    Incentive Distribution Rights; WES GP Interest. Immediately prior to the Effective Time, WES and WES GP shall cause the WES Incentive Distribution Rights and the WES GP Interest held by WES GP to be converted into 105,624,704 Common Units. Simultaneously with such conversion, WES GP’s general partner interest shall be converted into a non-economic general partner interest in WES. Such Common Units resulting from the conversions set forth in this Section 1.2(f) will not be converted or exchanged pursuant to Section 2.1(a).
(g)    Merger. Following the completion of the Contribution, the Sale and the APCWH Note Payoff, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, at the Effective Time, Merger Sub shall be merged with and into WES, the separate limited liability company existence of Merger Sub will cease, and WES will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).
(h)    Tax Treatment of WGRAH Cash Consideration, APCWH Note Payoff, and Sale. Prior to the Effective Time, WES may borrow up to $2,000,000,000 under the Term Loan Facility (the “WES Borrowing”). For U.S. federal tax purposes, and for state tax purposes in states that follow U.S. federal income tax rules (“Tax Purposes”), the parties agree to the following with respect to the use of the proceeds of the WES Borrowing: (i) first, proceeds of the WES Borrowing shall be used to effect the APCWH Note Payoff, which will be treated, for Tax Purposes, as the repayment of a “qualified liability” as defined in Treasury Regulation Section 1.707-5(a)(6), and (ii) second, proceeds of the WES Borrowing shall be used to effect the Sale, which will be treated, for Tax Purposes, as a taxable purchase of the Purchased Interests from AMH, and (iii) all remaining proceeds of the WES Borrowing will be used to fund the WGRAH Cash Consideration, which will be treated for Tax Purposes (A) first, to the maximum extent permitted by law, as a reimbursement of preformation capital expenditures qualifying under Treasury Regulation Section 1.707-4(d), and (B) second, to the maximum extent permitted by law, as a debt financed transfer of consideration qualifying under Treasury Regulations Section 1.707-5(b). Notwithstanding anything to the contrary in the WES Partnership Agreement (including Section 6.1(d)(iii)(A) thereof), WGRAH shall not receive an allocation of income (including gross income) or gain as a result of WES's transfer of the WGRAH Cash Consideration to WGRAH. For Tax Purposes, the parties agree to report in a manner consistent with the foregoing agreement regarding use of the proceeds of the WES Borrowing.

Section 1.3    Closing. Subject to the provisions of Article VIII, the closing of the Contribution and the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 A.M., Central Time, on the second Business day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as APC, WGP and WES shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4    Receipts and Credits.
(a)    To the extent that any distributions and/or payments with respect to the Assets, the Interests or the Companies are paid after the Closing Date in respect of periods ended prior to the Closing Date, each Contributing Party or Seller, as applicable, shall be entitled to such distributions and/or payments, and if any Recipient Party or Buyer receives any such distributions and/or payments, such Recipient Party or Buyer, as applicable, shall promptly account for and transmit such distributions and/or payments to the applicable Contributing Party or Seller.
(b)    To the extent that any distributions and/or payments with respect to the Assets, the Interests or the Companies are paid after the Closing Date in respect of periods ended following the Closing Date, each Recipient Party or Buyer, as applicable, shall be entitled to such distributions and/or payments, and if any Contributing Party or Seller receives any such distributions and/or payments, such Contributing Party or Seller, as applicable, shall promptly account for and transmit such distributions and/or payments to the applicable Recipient Party or Buyer.

Section 1.5    Effective Time. Subject to the provisions of this Agreement, at the Closing, WES GP shall cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and DLLCA and in such form as necessary to effect the Merger and to reflect the name of the Surviving Entity as “Western Gas Partners, LP” (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by WGP and WES in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.6    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and DLLCA.

Section 1.7    Organizational Documents of the Surviving Entity.
(a)    At the Effective Time, the certificate of limited partnership of WES as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 7.10.
(b)    At the Effective Time, the WES Partnership Agreement, as amended by the WES LPA Amendment and as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the agreement of limited partnership of WES from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 7.10.

ARTICLE II
EFFECT OF MERGER ON UNITS

Section 2.1    Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of WGP, WES, Merger Sub, the holder of any securities of WGP, WES or Merger Sub or any other Person:
(a)    Conversion of Common Units. Subject to Section 1.2(f), Section 2.1(b), Section 2.1(c), Section 2.1(d), Section 2.1(e), Section 2.2(c), Section 2.2(h), Section 2.3(a), and Section 2.4, each Common Unit issued and outstanding immediately prior to the Effective Time (except for Common Units held by WGP and its Subsidiaries or WES GP or those Common Units held by WGRAH or AE&P as set forth below) shall be converted into the right to receive 1.525 (the “Exchange Ratio”) WGP Common Units (the “Merger Consideration”).
(b)    Common Units Owned by WGP and its Subsidiaries and WES GP. The Common Units owned by WGP and its Subsidiaries or WES GP and issued and outstanding immediately prior to the Effective Time shall be unchanged and remain outstanding and WGP and such Subsidiaries and WES GP shall continue as limited partners of the Surviving Entity.
(c)    Common Units Owned by WGRAH and AE&P. 6,375,284 Common Units issued and outstanding immediately prior to the Effective Time and held by WGRAH shall be unchanged and remain outstanding and WGRAH shall continue as a limited partner of the Surviving Entity, with the balance of Common Units held by WGRAH and the Common Units held by AE&P being converted into the right to receive an aggregate of 55,360,984 WGP Common Units.
(d)    WES GP Interest. The non-economic general partner interest in WES held by WES GP shall be unchanged and remain outstanding and WES GP shall continue as the general partner of the Surviving Entity.
(e)    Limited Liability Company Interests in Merger Sub. The limited liability company interests in Merger Sub that have been issued and are outstanding as of immediately prior to the Effective Time shall convert into, in the aggregate, Common Units in an amount equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a).
(f)    Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate (a “Certificate”) or (ii) evidence of units in book-entry form (“Book-Entry Units”) that in either case represented any such Common Units immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate(s) or Book-Entry Units in accordance with Section 2.2(c), without interest, and the right to be admitted as a WGP Limited Partner. WGP GP hereby consents to the admission (as a WGP Limited Partner) of each Common Unitholder who is issued WGP Common Units in accordance with this Article II, upon the proper surrender of the Book-Entry Units or Certificate(s) representing Common Units and acknowledges that each such Common Unitholder shall be deemed to have made a capital contribution to WGP. Upon such surrender of Book-Entry Units or Certificate(s) (or upon a waiver of the requirement to surrender Book-Entry Units or Certificate(s) granted by WGP GP in its sole discretion) and the recording of the name of such Person as a limited partner of WGP on the books and records of WGP, such Person shall automatically and effective as of the Effective Time be admitted as a WGP Limited Partner and be bound by the WGP Partnership Agreement as such. By its acceptance of WGP Common Units, a Common Unitholder confirms its agreement to be bound by all of the terms and conditions of the WGP Partnership Agreement.

Section 2.2    Exchange of Certificates.
(a)    Exchange Agent. Prior to the Closing Date, WGP shall appoint an exchange agent reasonably acceptable to WES (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units with respect to Common Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three Business days following the Effective Time, WGP will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal, which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent, in such form as WES and WGP may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.
(b)    Deposit. At or prior to the Closing, WGP shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units that have converted into the right to receive the Merger Consideration, a number of WGP Common Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units pursuant to the provisions of this Article II. Following the Effective Time, WGP agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any WGP Common Units sufficient to pay any Merger Consideration that may be payable from time to time following the Effective Time. All book-entry units representing WGP Common Units deposited with the Exchange Agent (including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by WGP; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units, and WGP shall promptly provide additional funds to the Exchange Agent for the benefit of holders of Common Units in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.
(c)    Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Unit (which shall be deemed surrendered upon delivery of a properly completed letter of transmittal) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the number of WGP Common Units representing, in the aggregate, the whole number of WGP Common Units that such holder has the right to receive in accordance with the provisions of this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The Merger Consideration paid upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units formerly represented by such Certificates or Book-Entry Units.
(d)    Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate(s) (or effective affidavits of loss in lieu thereof) or Book-Entry Units are registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate(s) (or effective affidavits of loss in lieu thereof) or Book-Entry Units or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate(s) (or effective affidavits of loss in lieu thereof) or Book-Entry Units are registered, it shall be a condition to the registration thereof that the surrendered Certificate(s) or Book-Entry Units shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate(s) (or effective affidavits of loss in lieu thereof) or Book-Entry Units or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of WES of transfers of Common Units that have been converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units representing Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units are presented to the Exchange Agent or WGP, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders 12 months after the Effective Time shall be returned to WGP, upon demand, and any such holder who has not exchanged such holder’s Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to WGP for delivery of the Merger Consideration in respect of such holder’s Common

Units. Notwithstanding the foregoing, WGP and the Surviving Entity shall not be liable to any Common Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of WGP free and clear of any claims or interest of any Person previously entitled thereto.
(g)    Distributions. No distributions with respect to WGP Common Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units until such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the WGP Common Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such WGP Common Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such WGP Common Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions with respect to WGP Common Units, all WGP Common Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(h)    No Fractional Units. No certificates or scrip representing fractional WGP Common Units shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units. Notwithstanding any other provision of this Agreement, all fractional WGP Common Units that a holder of Common Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all such holders’ Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Units) will be aggregated and then, if a fractional WGP Common Unit results from that aggregation, be rounded up to the nearest whole WGP Common Unit.
(i)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by WGP, the posting by such Person of a bond, in such reasonable amount as WGP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.
(j)    Withholding Taxes. WGP and the Exchange Agent may deduct and withhold as necessary from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in WGP Common Units). To the extent amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in WGP Common Units, WGP and the Exchange Agent shall be treated as having sold such WGP Common Units for an amount of cash equal to the fair market value of such WGP Common Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax Authority.
(k)    Tax Characterization of Merger. Each of WES and WGP acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes and pursuant to the Merger, each Common Unitholder receiving Merger Consideration will be deemed to contribute its Common Units to WGP in exchange for the Merger Consideration and the deemed assumption of each such Common Unitholder’s share of the liabilities of WES. Each of WES and WGP acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, such deemed transaction is intended to qualify for non-recognition of gain or loss pursuant to Section 721 of the Code but will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (such treatment, the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of WES and WGP agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other parties to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 2.3    Treatment of Phantom Unit Award and WES Equity Plans.
(a)    As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the WES GP Board (or, if appropriate, any committee administering any WES Equity Plans) will take all actions as may be necessary or required in accordance with applicable Law and each WES Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3. At the Effective Time, each unvested award of phantom units that is outstanding under any WES Equity Plan immediately prior to the Effective Time (collectively, the “WES Phantom Unit Awards”) shall, by virtue of the Merger and without any action on the part of the holder of any such WES Phantom Unit Award, automatically be assumed by WGP and converted into an award of phantom units (or similar award) of WGP (each, a “Converted WES Phantom Unit Award”) under a WGP Equity Plan with substantially the same terms and conditions (including with respect to vesting) applicable to such Converted WES Phantom Unit Award immediately prior to the Effective Time, representing the right to receive, in accordance with the terms of the applicable award agreement evidencing such WES Phantom Unit Award, a number of shares of WGP Common Units equal to the product of (i) the number of Common Units subject to such WES Phantom Unit Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, less applicable Taxes, if any, required to be withheld. At the Effective Time, all distribution equivalent rights (each, an “WES DER Award”) granted in tandem with a corresponding WES Phantom Unit Award shall, by virtue of the Merger and without any action on the part of the holder of any such WES DER Award, automatically be assumed by WGP and converted into a distribution equivalent right award (or similar award) under a WGP Equity Plan (each, a “Converted WES DER Award”), with substantially the same terms and conditions (including with respect to vesting) applicable to such Converted WES DER Award immediately prior to the Effective Time, representing the right to receive (i) any balance accrued with respect to such Converted WES DER Award as of the Effective Time in respect of distributions paid by WES in respect of the underlying WES Phantom Unit Award to which such Converted WES DER Award relates and (ii) any distributions made by WGP from and after the Effective Time with respect to the number of WGP Common Units subject to the corresponding Converted WES Phantom Unit Award to which such Converted WES DER Award relates.
(b)    As of the Effective Time, WGP shall assume the obligations of WES under the WES Equity Plans and shall assume such plans for purposes of employing such plans to make grants of equity-based awards relating to WGP Common Units following the Closing. From and after the Effective Time, (i) all references to Common Units in the WES Equity Plans shall be substituted with references to WGP Common Units; (ii) the number of WGP Common Units that will be available for grant and delivery under each of the respective WES Equity Plans shall equal the number of Common Units that were available for grant and delivery under the respective WES Equity Plan immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio; (iii) from and after the Effective Time, awards under the WES Equity Plans may be granted only to those individuals who were eligible to receive awards under the respective WES Equity Plans immediately before the Effective Time (including any individuals hired on or after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the WES Equity Plans as in effect immediately prior to the Effective Time); and (iv) no participant in the WES Equity Plans shall have any right to acquire Common Units under the WES Equity Plans from and after the Effective Time. WGP shall reserve for issuance a number of WGP Common Units equal to the number of WGP Common Units that will be available for grant and delivery under the WES Equity Plans from and after the Effective Time.
(c)    As soon as practicable following the Effective Time, WGP shall file a Form S-8 registration statement (or such other appropriate form) with respect to the WGP Common Units available for grant and delivery under the WES Equity Plans from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such WGP Common Units are available for grant and delivery under the WES Equity Plans. As soon as practicable following the Effective Time, WES shall file a post-effective amendment to the Form S-8 registration statements filed by WES on May 30, 2008 and December 13, 2017, as amended, in each case, deregistering all Common Units thereunder.

Section 2.4    Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 7.2), if between the date of this Agreement and the Effective Time the number of outstanding WGP Common Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the AE&P Consideration, the WGRAH Unit Consideration and the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide AE&P, WGRAH and the holders of Common Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WES AND WES GP
WES and WES GP, jointly and severally, hereby represent and warrant to WGP, WGP GP and Merger Sub as set forth in this Article III; provided, however, that WES and WES GP are not making any representation or warranty in this Article III as to the business, assets, liabilities and prospects of the matters that are the subject of the Contribution or the Sale.

Section 3.1    Organization, Standing and Power.
(a)    WES GP and WES and each of their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on WES (a “WES Material Adverse Effect”).
(b)    WES GP and WES and each of their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a WES Material Adverse Effect.
(c)    Except as set forth on Schedule 3.1(c), all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of WES that are owned directly or indirectly by WES have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All of the interests and shares of capital stock of each material Subsidiary (other than the WES Joint Ventures) are owned directly or indirectly by WES.
(d)    WES has made available to WGP correct and complete copies of its certificate of limited partnership and the WES Partnership Agreement (the “WES Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “WES Subsidiary Documents”) and of WES GP, in each case as amended to the date of this Agreement. The WES Charter Documents are in full force and effect and neither WES GP nor WES is in violation of any of their provisions. The WES Subsidiary Documents are in full force and effect and the material Subsidiaries of WES are not in violation of any of their provisions.

Section 3.2    Capitalization.
(a)    As of the close of business on November 7, 2018, WES has no WES Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 152,609,285 Common Units; (ii) 14,045,429 Class C Units; (iii) the WES Incentive Distribution Rights; (iv) the WES GP Interest; and (v) 8,020 WES Phantom Unit Awards granted under the WES Equity Plans. All outstanding Common Units, Class C Units, WES Phantom Unit Awards and WES Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and except as set forth in the WES Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) and (B) as otherwise expressly permitted by Section 7.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any WES Partnership Interests or other partnership interests, voting securities or other equity interests of WES issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any WES Partnership Interests or other partnership interests, voting securities or other equity interests of WES, including any representing the right to purchase or otherwise receive any of the foregoing.
(b)    WES GP is the sole general partner of WES. WES GP is the sole record and beneficial owner of the WES GP Interest, and such WES GP Interest has been duly authorized and validly issued in accordance with applicable Law and the WES Partnership Agreement. WES GP owns the WES GP Interest free and clear of any Liens.

Section 3.3    Authority; Noncontravention; Voting Requirements.
(a)    Each of WES and WES GP has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining WES Unitholder Approval (as defined herein). The execution, delivery and performance by WES and WES GP of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the sole member of WES GP and by the WES GP Board, which, at a meeting duly called and held, has, on behalf of WES and WES GP, by unanimous vote, in good faith (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair and reasonable to and in the best interests of WES and the WES Limited Partners, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to submit the Agreement to a vote of the WES Limited Partners and to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger by the WES Limited Partners, and except for obtaining WES Unitholder Approval for the approval of this Agreement and consummation of the transactions contemplated hereby, including the Merger, no other entity action on the part of WES or WES GP is necessary to authorize the execution, delivery and performance by WES and WES GP of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by WES and WES GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of WES and WES GP, enforceable against each of them in accordance with its terms.
(b)    Neither the execution and delivery of this Agreement by WES or WES GP nor the consummation by WES or WES GP of the transactions contemplated hereby, nor compliance by WES or WES GP with any of the terms or provisions of this Agreement, will (i) assuming that WES Unitholder Approval is obtained, conflict with or violate any provision of the WES Charter Documents, the WES GP Charter Documents, or any of the WES Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and WES Unitholder Approval is obtained and the filings referred to in Section 3.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to WES GP, WES or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, WES or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or WES Permit (including any Environmental Permit) to which WES or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of WES or any of its Subsidiaries, except, in the case of clause (ii)(B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a WES Material Adverse Effect.
(c)    The affirmative vote or consent of the holders of a Unit Majority at the WES Unitholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger (“WES Unitholder Approval”), is the only vote or approval of the holders of any class or series of WES Partnership Interests or other partnership interests, equity interests or capital stock of WES or any of its Subsidiaries which is necessary to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the WES Partnership Agreement or applicable Law.

Section 3.4    Governmental Approvals. Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by WES and WES GP and the consummation by WES and WES GP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a WES Material Adverse Effect.

Section 3.5    Absence of Certain Changes or Events. Since December 31, 2017, there has not been a WES Material Adverse Effect.

Section 3.6    Compliance with Laws. WES GP, WES and their Subsidiaries are, and since the later of December 31, 2016 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable law, statute, ordinance, rule, regulation, judgment, order, code, Permit, injunction, stipulation, determination, award or decree or other legally enforceable agency requirement of, or undertaking to, any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a WES Material Adverse Effect.

Section 3.7    WES SEC Documents; Undisclosed Liabilities.

(a)    WES has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC since December 31, 2017 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “WES SEC Documents”). The WES SEC Documents, as of their respective effective dates (in the case of WES SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates (in the case of all other WES SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such WES SEC Documents, and none of the WES SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of WGP, as to which WES makes no representation or warranty).

(b)    Except (i) as reflected or otherwise reserved against on the balance sheet of WES and its consolidated Subsidiaries as of September 30, 2018 (the “Balance Sheet Date”) (including the notes thereto) included in the WES SEC Documents filed by WES and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither WES nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of WES prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a WES Material Adverse Effect.

(c)    Neither WES nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among WES and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WES in WES’s published financial statements or any WES SEC Documents.

(d)    Except as otherwise disclosed in the WES SEC Documents, WES is not a party to any agreement, contract or arrangement with any Affiliate of WES, except for any such agreement, contract or arrangement that is not required to be disclosed in the WES SEC Documents.

Section 3.8    Investment Company Act. Neither WES nor any of its Subsidiaries is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.9    Information Supplied. Subject to the accuracy of the representations and warranties of WGP GP, WGP and Merger Sub set forth in Article IV, none of the information supplied (or to be supplied) in writing by or on behalf of WES and WES GP specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, on the date it is first mailed to WES Limited Partners, and at the time of the WES Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, WES makes no representation or warranty with respect to information supplied by or on behalf of WGP GP, WGP or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10    Opinion of Financial Advisor. The WES Special Committee has received the opinion of Lazard Freres & Co. LLC (“Lazard” or the “WES Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be received by the holders of Common Units (other than WES GP, WGP, APC and their respective Affiliates), after giving effect to the other transactions contemplated by this Agreement, is fair, from a financial point of view, to such holders (the “WES Fairness Opinion”). WES has been authorized by the WES Financial Advisor to permit the inclusion of the WES Fairness Opinion and/or references thereto in the Registration Statement and the Proxy Statement as set forth in the WES Financial Advisor’s engagement letter.

Section 3.11    Brokers and Other Advisors. Except for Lazard, the fees and expenses of which will be paid by WES, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Contribution, the Sale, the Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of WES GP, WES or any of their respective Subsidiaries. WES has heretofore made available to WGP a correct and complete copy of WES’s engagement letter with Lazard.

Section 3.12    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, or with respect to the Recipients in Article VI, none of WES GP, WES nor any other Person makes or has made any express or implied representation or warranty with respect to WES GP, WES or with respect to any other information provided to WGP in connection with the Contribution, the Sale, the Merger or the other transactions contemplated hereby, and each of WGP, WGP GP and Merger Sub acknowledges and agrees to the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WGP, MERGER SUB AND WGP GP
WGP GP, WGP and Merger Sub, jointly and severally, hereby represent and warrant to WES as set forth in this Article IV; provided, however, that WGP GP, WGP and Merger Sub are not making any representation or warranty in this Article IV as to the business, assets, liabilities and prospects of the matters that are the subject of the Contribution or the Sale:

Section 4.1    Organization, Standing and Power.
(a)    Each of WGP GP, WGP and Merger Sub and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on WGP (a “WGP Material Adverse Effect”).
(b)    Each of WGP, WGP GP, and Merger Sub and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a WGP Material Adverse Effect.
(c)    All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of WGP that are owned directly or indirectly by WGP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. All of the interests and shares of capital stock of each material Subsidiary are owned directly or indirectly by WGP.
(d)    WGP has made available to WES correct and complete copies of its certificate of limited partnership and the WGP Partnership Agreement (the “WGP Charter Documents”) and

correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “WGP Subsidiary Documents”), in each case as amended to the date of this Agreement. The WGP Charter Documents are in full force and effect and neither WGP GP nor WGP is in violation of any of their provisions. The WGP Subsidiary Documents are in full force and effect and the material Subsidiaries of WGP are not in violation of any of their provisions.

Section 4.2    Capitalization.
(a)    As of the close of business on November 7, 2018, the issued and outstanding limited partner interests and general partner interests of WGP consisted of (i) 218,937,797 WGP Common Units and (ii) the general partner interest held by WGP GP (the “WGP GP Interest”). Schedule 4.2(a) sets forth the number of WGP Common Units that were issuable pursuant to employee and director equity plans of WGP (“WGP Equity Plans”) as of November 7, 2018, including the number of WGP Common Units that were subject to outstanding awards under the WGP Equity Plans as of such date. All outstanding WGP Common Units have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of DRULPA) and except as set forth in the WGP Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by this Agreement as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of WGP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any WGP Partnership Interests or other partnership interests, voting securities or other equity interests of WGP, including any representing the right to purchase or otherwise receive any of the foregoing.
(b)    WGP GP is the sole general partner of WGP. WGP GP is the sole record and beneficial owner of the WGP GP Interest, and such WGP GP Interest has been duly authorized and validly issued in accordance with applicable Law and the WGP Partnership Agreement. WGP GP owns the WGP GP Interest free and clear of any Liens.
(c)    WGP is the sole member of Merger Sub and the sole record and beneficial owner of all of the limited liability company interests in Merger Sub. Such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the limited liability company agreement of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.3    Authority; Noncontravention.
(a)    Each of WGP GP, WGP and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by WGP GP, WGP and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the sole member of WGP GP and by the WGP GP Board, which, at a meeting duly called and held, has, on behalf of WGP GP and WGP, in its individual capacity and in its capacity as the sole member of Merger Sub, by unanimous vote, in good faith (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of WGP and the holders of WGP Common Units, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and no other entity action on the part of WGP GP, WGP or Merger Sub is necessary to authorize the execution, delivery and performance by WGP GP, WGP and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by WGP GP, WGP and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of WGP GP, WGP and Merger Sub, enforceable against each of them in accordance with its terms.
(b)    Neither the execution and delivery of this Agreement by WGP GP, WGP and Merger Sub, nor the consummation by WGP GP, WGP and Merger Sub of the transactions contemplated hereby, nor compliance by WGP GP, WGP and Merger Sub with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the WGP Charter Documents, the WGP GP Charter Documents, the Merger Sub Charter Documents or any of the WGP Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to WGP GP, WGP or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, WGP or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or WGP Permit (including any Environmental Permit) to which WGP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of WGP or any of its Subsidiaries, except, in the case of clause (ii)(B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a WGP Material Adverse Effect.
(c)    No vote or approval of the holders of any class or series of WGP Partnership Interests or other partnership interests, equity interests or capital stock of WGP or any of its

Subsidiaries is necessary to adopt this Agreement and the transactions contemplated hereby in accordance with the WGP Partnership Agreement or applicable Law.
(d)    Except as set forth in Schedule 4.3(d), neither WGP, WGP GP nor Merger Sub nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of WES or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by WES GP, WGP and Merger Sub and the consummation by WES GP, WGP and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a WGP Material Adverse Effect.

Section 4.5    Absence of Certain Changes or Events. Since December 31, 2017, there has not been a WGP Material Adverse Effect.

Section 4.6    Compliance with Laws. WGP and its Subsidiaries are, and since the later of December 31, 2016 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a WGP Material Adverse Effect.

Section 4.7    WGP SEC Documents.
(a)    WGP has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC since December 31, 2017 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “WGP SEC Documents”). The WGP SEC Documents, as of their respective effective dates (in the case of WGP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates (in the case of all other WGP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such WGP SEC Documents, and none of the WGP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of WES, as to which WGP makes no representation or warranty).
(b)    Except (i) as reflected or otherwise reserved against on the balance sheet of WGP and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the WGP SEC Documents filed by WGP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither WGP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of WGP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a WGP Material Adverse Effect.
(c)    Neither WGP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among WGP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WGP in WGP’s published financial statements or any WGP SEC Documents.
(d)    Except as otherwise disclosed in the WGP SEC Documents, WGP is not a party to any agreement, contract or arrangement with any Affiliate of WGP, except for any such agreement, contract or arrangement that is not required to be disclosed in the WGP SEC Documents.

Section 4.8    Investment Company Act. Neither WGP nor any of its Subsidiaries is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.9    Information Supplied. Subject to the accuracy of the representations and warranties of WES GP and WES set forth in Article III, none of the information supplied (or to be supplied) in writing by or on behalf of WGP GP, WGP and Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, on the date it is first mailed to WES Limited Partners, and at the time of the WES Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, WGP makes no representation or warranty with respect to information supplied by or on behalf of WES GP or WES for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10    Brokers and Other Advisors. Except for Citigroup Global Markets Inc. (“Citi”), the fees and expenses of which will be paid by WGP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Contribution, the Sale, the Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of WGP GP, WGP or any of their respective Subsidiaries. WGP has heretofore made available to WES a correct and complete copy of WGP’s engagement letter with Citi.

Section 4.11    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of WGP, WGP GP, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to WGP, WGP GP and Merger Sub or with respect to any other information provided to WES in connection with the transactions contemplated hereby and WES and WES GP acknowledge and agree to the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
APC, the Contributing Parties and Seller (together, the “Contributors”) make the following representations and warranties to the Recipient Parties and Buyer (together, the “Recipients”) regarding, among other things, the Contributed Interests, the Contributed JV Interests and the Purchased Interests (together, the “Interests”); the Contributed Companies, the Contributed JV Companies and the Purchased Companies (together, the “Companies,” or individually, a “Company”); the Contributed Company Assets, the Contributed JV Company Assets and the Purchased Company Assets (together, the “Assets”); the Contributed Company Asset Required Consents, the Contributed JV Company Asset Required Consents and the Purchased Company Asset Required Consents (together, the “Asset Required Consents”); the Contributed Company Contracts, the Contributed JV Company Contracts and the Purchased Company Contracts (together, the “Company Contracts”); the Contributed Company Surface Contracts, the Contributed JV

Company Surface Contracts and the Purchased Company Surface Contracts (together, the “Surface Contracts”); the Oil Gathering Systems and the Contributing Party Ancillary Documents and the Seller Ancillary Documents (together, the “Ancillary Documents”), in each case (a) APC and the Contributing Parties making such representations and warranties jointly and severally, only to the Recipient Parties and with regard to the Contributed Interests, the Contributed JV Interests, the Contributed Companies, the Contributed JV Companies, the Contributed Company Assets, the Contributed JV Company Assets, the Contributed Company Asset Required Consents, the Contributed JV Company Asset Required Consents, the Contributed Company Contracts, the Contributed JV Company Contracts, the Contributed Company Surface Contracts, the Contributed JV Company Surface Contracts, the Oil Gathering Systems and the Contributing Party Ancillary Documents, as applicable, (b) APC and Seller making such representations and warranties jointly and severally, only to Buyer and with regard to the Purchased Interests, the Purchased Companies, the Purchased Company Assets, the Purchased Company Asset Required Consents, the Purchased Company Contracts, the Purchased Company Surface Contracts, and the Seller Ancillary Documents, as applicable, and (c) the applicable Contributor making each of the representations and warranties made in this Article V with respect to the applicable JV Interests, JV Companies, JV Company Assets, JV Company Asset Required Consents, JV Company Contracts and JV Company Surface Contracts qualified by the Knowledge of such Contributor:

Section 5.1    Organization. Each Contributor is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or corporate, as applicable, power and authority to own the Interests. Each Company is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority to own, operate and lease its assets and to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction where its assets are located or its business is conducted.

Section 5.2    Authorization; Enforceability. Each of the Contributors has full power and authority to execute, deliver, and perform its obligations under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery, and performance by each of the Contributors of its obligations under this Agreement and the Ancillary Documents, and the consummation by each of the Contributors of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of each of the Contributors. This Agreement has been duly executed and delivered by each of the Contributors and constitutes (and each Ancillary Document executed or to be executed by any Contributor or any Company has been, or when executed will be, duly executed and delivered by such Contributor or such Company and constitutes, or when executed and delivered will constitute) a valid and legally binding obligation of the Contributor or the Company thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.3    No Conflicts. Subject to compliance with the Transfer Requirements set forth on Schedule 5.3, the execution and delivery by each of the Contributors of this Agreement and the other Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of any Contributor’s or any Company’s organizational documents, (b) violate any Law applicable to any Contributor, the Assets, the Interests, or any Company, or (c) violate, result in any breach of, constitute a default under, give to others any rights of termination, purchase, acceleration or cancellation, or other rights or remedies, under, or result in the creation of any Lien (other than a Permitted Lien) on any of the Assets or the Interests pursuant to, the Company Contracts, or any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any Contributor, any Company, the Interests, or the Assets or by which any Contributor, any Company, the Interests, or any of the Assets is bound or affected, except in the case of this clause (c) for (i) rights to consent of, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Authority where the same are not required prior to the sale, assignment or contribution of such asset or are customarily obtained subsequent to the sale, assignment or contribution thereof, a list of which is set forth on Schedule 5.3 and (ii) violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Companies.

Section 5.4    Preference Rights and Transfer Requirements. None of the Assets (except as set forth in Schedule 5.4 with respect to Transfer Requirements) or the Interests is subject, in whole or in part, to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.

Section 5.5    Litigation. Except as set forth on Schedule 5.5, (a) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Authority or arbitrator (or, to the Contributors’ Knowledge, threatened in writing) against a Contributor or any of its Affiliates, a Company, the Assets, or the Interests or relating to the ownership or operation of any thereof (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would have a Material Adverse Effect on the Companies; (b) no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (a); and (c) there is no Order relating to the transfer, use or ownership of the Assets or the Interests to which a Contributor, its Affiliates, or any of the Assets, the Interests, or a Company is subject.

Section 5.6    Title.
(a)    WGRAH has good and valid title to, holds of record and owns beneficially the WGRAH Contributed Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 5.6(a). AE&P has good and valid title to, holds of record and owns beneficially the AE&P Contributed Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 5.6(a). Immediately following the Pre-Closing Transactions, Seller will have good and valid title to, hold of record and own beneficially the Purchased Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 5.6(a). Anadarko Mi Vida has good and valid title to, holds of record and owns beneficially the Mi Vida Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 5.6(a). Anadarko Pecos has good and valid title to, holds of record and owns beneficially the Ranch Westex Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 5.6(a). There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of any Company, or any other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of any Company, and there are no agreements or rights of any kind which may obligate a Company to issue, purchase, redeem or otherwise acquire any of its Equity Interests, other than as expressly set forth in the operating agreement of such Company. Except as expressly set forth in the operating agreements of the Companies (true, correct and complete copies of which has been provided to the Recipients), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of any Company. The Interests were duly authorized and validly issued and are fully paid, and were issued free of preemptive rights and in compliance with applicable Laws. Immediately after the Closing, KMGG, WGRO and DBM will own, beneficially and of record, the WGRAH Contributed Interests as set forth on Schedule I, DBM will own, beneficially and of record, the AE&P Contributed Interests and Buyer will own, beneficially and of record, the Purchased Interests. WGRAH is the sole member of all of the Contributed Companies except for APCWH, has not resigned as such, and has taken no action, and no event has occurred and no circumstances exist, that would cause it to cease to be a member of any Contributed Company. AE&P is a member of APCWH, has not resigned as such, and has taken no action, and no event has occurred and no circumstances exist, that would cause it to cease to be a member of APCWH. For each Contributed Company of which it is the sole member and for APCWH, WGRAH is in compliance with and has performed its obligations under each such Contributed Company’s operating agreement. For APCWH, AE&P is in compliance with and has performed its obligations under APCWH’s operating agreement. Immediately following the Pre-Closing Transactions: (i) Seller will be a member of each Purchased Company, will not have resigned as such, and will have taken no action, and no event will have occurred and no circumstances will exist, that would cause it to cease to be a member of a Purchased Company, and (ii) Seller will be in compliance with and will have performed its obligations under each Purchased Company’s operating agreement.

(b)    Except as set forth on Schedule 5.6(b), the Companies are the owners of valid and indefeasible easement rights, leasehold rights and/or fee ownership interests (including rights of way) in and to the lands on which are located any Assets sufficient to enable the Companies to use or operate the Assets in substantially the same manner that the Assets were used and operated by the Companies immediately prior to the Closing Date. There are no Surface Contracts involving an annual payment in excess of $1 million and all property owned by the Companies in fee is set forth on Schedule 5.6(b). The Contributors have provided true, correct and complete copies of all material Surface Contracts to the Recipients. The Companies have good and valid title in fee to all real property and interests in real property constituting part of the Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Assets, in each case except as would not have a Material Adverse Effect on the Companies. The Companies own all such Surface Contracts, real property and interests in real property free and clear of any Liens other than Permitted Liens. There are no Asset Required Consents. The Companies have good and marketable title to all tangible personal property included in the Assets, free and clear of all Liens other than Permitted Liens.

Section 5.7    Taxes and Assessments.
(a)    Companies. Except as set forth on Schedule 5.7(a), with respect to each Company and the Assets (i) all Tax Returns required to be filed have been duly filed on a timely basis with the appropriate Tax Authority, and are true, correct and complete in all material respects, (ii) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (v) no Tax Returns are now under audit or examination by any Tax Authority, (vi) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or with respect to the assessment or collection of any Tax, and (vii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes.
(b)    Claims; Tax-Sharing Agreements. Except as set forth on Schedule 5.7(b), (i) no written claim has been made by any Tax Authority in a jurisdiction in which a Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (ii) no Company is a party to any Tax-Sharing Agreement, and is otherwise liable for the Taxes of any other Person (including as a transferee or successor), and (iii) no Company has, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.
(c)    Tax Classification. For federal income tax purposes, each Company is, and at all times since the later of July 1, 2007 and its formation, has been, either (i) disregarded as an entity separate from its owner or (ii) classified as a partnership. The classification for federal income tax purposes of each Company will not change after the Closing by reason of any action taken by a Contributor on or before the Closing Date (other than the Contribution) or by reason of any action taken on or before the Closing Date by any Person who was at the time such action was taken an Affiliate of a Contributor.
(d)    Qualifying Income. In the 12-month period ended September 30, 2018, more than 90% of the gross income (as determined for federal income tax purposes) of the businesses conducted by the Companies and the Assets was qualifying income, within the meaning of Section 7704(d) of the Code. The Contributors expect that more than 90% of the gross income of the business that is to be conducted by the Companies and the Assets in the remainder of 2018 will be qualifying income. The Contributors expect that more than 90% of the gross income of the business that is to be conducted by the Companies and the Assets in 2019 will be qualifying income, provided that no significant change occurs after the Closing Date with respect to the methods by which the Assets generate revenue. No action has been taken, or is contemplated, by a Contributor or a Company that is expected to result in a significant change in the methods by which the Assets generate revenue.

Section 5.8    Compliance with Laws. Except as set forth on Schedule 5.8, the Assets, the Interests and the Companies are, and the ownership and operation of the Companies, the Interests, and the Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Companies, the Interests, or the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except for such failures to so comply that would not have a Material Adverse Effect on the Assets, the Interests, and the Companies. Notwithstanding the foregoing, the Contributors make no representation or warranty, express or implied, under this Section 5.8 relating to any Environmental Activity or Environmental Law, which are addressed in Section 5.9.

Section 5.9    Environmental Matters.
(a)    Except as set forth on Schedule 5.9:
(i)    To the Knowledge of the Contributors, the operations of the Companies and the Assets are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
(ii)    To the Knowledge of the Contributors, no Contributor or Company has caused or allowed the generation, use, treatment, manufacture, storage, transportation or disposal of, or any Release or threatened Release with respect to, any Hazardous Substance at, on, under or from the Assets, except in a manner not representing a material liability under any applicable Environmental Law;
(iii)    No Contributor or Company is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any

Governmental Authority under any Environmental Laws relating to the Assets or to any Hazardous Substance generated at the Assets and requiring remediation or the payment of a fine, penalty or response cost; and
(iv)    No Contributor or Company is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the Assets or to any Hazardous Substance generated at the Assets.
(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5.9 constitute the sole and exclusive representations and warranties of the Contributors with respect to environmental matters, including relating to Environmental Laws, Environmental Permits, Hazardous Substances and Environmental Activities, and no other representations or warranties in this Agreement shall be deemed to address or include such matters.

Section 5.10    Brokers and Finders. Except as set forth on Schedule 5.10, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any Contributor or any of its Affiliates who is entitled to receive from any party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.11    Permits. Except as set forth on Schedule 5.11, the Companies have obtained and are maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, authorizations, permissions and approvals of all Governmental Authorities necessary or desirable for the lawful ownership, lease and operation of the Companies and their business and the Assets (the “Company Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect on the Companies, the Assets or the Interests, in compliance with all Laws and the terms and conditions of such Company Permits. Except as set forth on Schedule 5.11, no Company Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Contribution and the Sale. To the Knowledge of the Companies, there are no Permits that are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Companies or the Assets that are deemed included under the warranty in this Section.

Section 5.12    Contracts. Schedule 5.12 sets forth a complete and accurate list of all material Company Contracts other than the Surface Contracts. The Contributors have provided true, correct and complete copies of all material Company Contracts to the Recipients. None of the Companies, the Contributors or, to the Knowledge of the Contributors, any other Person is in default under any material Company Contract except as set forth on Schedule 5.12. Except as set forth on Schedule 5.12, each material Company Contract (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect and (b) represents the legal, valid and binding obligation of any Company or any Contributor thereto and, to the Knowledge of the Contributors, the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth on Schedule 5.12, there are no material Contracts with Affiliates of the Contributors that will be binding on any Company or any of its assets after Closing. Except as set forth on Schedule 5.12, the Companies and the Contributors are not and, to the Knowledge of the Contributors, no other party is in breach of any Company Contract, no notice of default or breach has been received or delivered by any Company or any Contributor under any Company Contract, the resolution of which is currently outstanding, and there are no current notices received by any Company or any Contributor of the exercise of any premature termination, price redetermination, market-out or curtailment of any Company Contract.

Section 5.13    Condition of Assets. There are no material structural defects relating to any of the Assets, and the Assets are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of such assets consistent with past business practices. To the Knowledge of the Contributors, all improvements to the real property owned or used in connection with the Assets do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of such assets). There is no pending or, to the Knowledge of the Contributors, threatened condemnation of any part of the Assets by any Governmental Authority which would have a Material Adverse Effect on the ownership or operation of the Assets.

Section 5.14    Matters Relating to the Companies. No Company owns an equity interest in any Person, is a party to any partnership or joint venture except as described on Schedule 5.14, has any material assets other than the Assets described in Exhibit B, and has any material liabilities or obligations of any kind or character other than those set forth on Schedule 5.14, all of which arise out of its construction and/or ownership of the Assets or status as a party to the Company Contracts.

Section 5.15    Indebtedness; Accuracy of Data. Schedule 5.15 sets forth all bonds, letters of credit, guarantees, and other indebtedness posted as of the date of this Agreement by any Company or any Contributor with any Person relating to the Assets or any Company. To the Knowledge of the Contributors, all information that has been made available to the Recipients, the WGP Special Committee, the WES Special Committee and their respective Representatives by the Contributors or their Affiliates or any of their respective Representatives in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in the light of the circumstances under which such statements were made.

Section 5.16    Absence of Certain Changes. Since December 31, 2017, (a) the Assets and the Companies have been operated only in the ordinary course of business consistent with past practices of the Contributors and the Companies, (b) there has not been any material damage, destruction or loss with respect to the Companies or the Assets, and (c) except as set forth on Schedule 5.16, none of the Companies or the Assets have become subject to any material obligation or liability, other than those (i) contained in approved budgets, true and complete copies of which have been delivered to the Recipients, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2017, or (iii) otherwise permitted under this Agreement to be incurred between the date hereof and the Closing Date.

Section 5.17    Sufficiency of the Assets.
(a)    The Assets constitute all of the assets related to the ownership, use and operation of each Company’s business and are sufficient to permit the Companies to own and operate each Company’s business in the manner it was owned and operated on the date of this Agreement and immediately prior to the Closing Date.
(b)    Except as set forth on Schedule 5.17, (i) there are no obligations under the terms of the instruments creating the possessory interests of the Companies in the Assets requiring the payment of any money to permit the continued use of the rights granted by such instruments and (ii) there are no provisions permitting the termination of any instrument creating the possessory interests of the Companies in the Assets prior to the abandonment of the improvements thereon established by the respective instruments or unless such termination is caused by the occurrence of an event of default under the terms of such instruments, in each case outside the ordinary course of business or that would have a Material Adverse Effect on the Companies.

Section 5.18    Regulatory Matters.
(a)    With respect to the ownership and operation of each Company’s business, each Company is not a “natural gas company” subject to, and as defined in, the Natural Gas Act, 15 U.S.C. § 717, et seq., (the “NGA”), and there are no proceedings pending, or to the Knowledge of the Contributors, threatened, alleging that any Company is in material violation of the NGA, the Energy Policy Act of 2005, 42 U.S.C. § 15801, et seq., or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq., or any related regulations of the Federal Energy Regulatory Commission (the “FERC”).

(b)    With respect to ownership and operation of each Company’s business, no Company, other than DBMOS, is subject to the jurisdiction of the Railroad Commission of Texas (the “RRC”) as a “common carrier” pursuant to, and as defined in, Texas Natural Resources Code § 111.001, 111.003, and 111.013 et seq. No Company provides interstate transportation service on the Oil Gathering Systems. There are no proceedings pending or, to the Knowledge of the Contributors, threatened, alleging that any Company is in material violation of the Texas Natural Resources Code or any related regulations of the RRC.
(c)    With respect to ownership and operation of each Company’s business, no Company is subject to the jurisdiction of the RRC as a “gas utility” pursuant to, and as defined in, Texas Utilities Code § 121.001, et seq. There are no proceedings pending or, to the Knowledge of the Contributors, threatened, alleging that any Company is in material violation of the Texas Natural Resources or Utilities Codes or any related regulations of the RRC.
(d)    With respect to ownership and operation of each Contributed Company’s business, each Contributed Company does not provide interstate liquids transportation service on its Contributed Company Assets. There are no proceedings pending or, to the Knowledge of the Contributors, threatened, alleging that any Company is in material violation of the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988), or any related regulations of the FERC; and
(e)    Except for DBMOS, Panola and Saddlehorn, none of the Assets or any other assets of the Companies were acquired through the use or threatened use of eminent domain by the Companies or the Contributors or, to the Knowledge of the Contributors, by any other Person.

Section 5.19    Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments or budgets of any Company that will require the Contributors or the Recipients to make capital contributions to any Company, in excess of $1,000,000 other than those set forth on Schedule 5.19. Each such contribution obligation has been included in the projections and budgets provided to the Recipients, the WES Special Committee and the WGP Special Committee.

Section 5.20    Insurance. Schedule 5.20 lists all property and third-party liability insurance policies separately maintained by (or on behalf of) the Contributors with respect to the Companies, the Assets and the Interests prior to Closing. After the Closing, the insurance policies carried by the Recipients shall be the insurance policies of first resort prior to any resort to the insurance policies in Schedule 5.20 carried by the Contributors with respect to the Companies, the Assets and the Interests.

Section 5.21    Employees; Labor Relations. The Companies have no employees and do not sponsor or maintain any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Section 5.22    Management Projections and Budgets. The projections and budgets provided to the Recipients, the WGP Special Committee and the WES Special Committee by the Contributors as part of the Recipients’, the WGP Special Committee’s and the WES Special Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the current expectations of Contributors’ management. The historical financial and operational information provided by the Contributors to the WGP Special Committee, the WES Special Committee and the Recipients as part of their review of the proposed transaction for the WES Special Committee and the WGP Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the books and records of the Contributors and the Companies.

Section 5.23    Investment. The Contributing Parties (which for purposes of this Section 5.23 include APC and any other Person controlled by APC other than WGP GP, WGP, WES GP, WES and their Subsidiaries designated by APC to receive any portion of the Contribution Consideration) are not acquiring the Contribution Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities Laws. The Contributing Parties are familiar with investments of the nature of the Contribution Consideration, understand that this investment involves substantial risks, have adequately investigated WES and the Contribution Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in acquiring the Contribution Consideration, and are able to bear the economic risks of such investment. The Contributing Parties have had the opportunity to visit with WES and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of WES, have received all materials, documents and other information that the Contributing Parties deem necessary or advisable to evaluate WES and the Contribution Consideration, and have made their own independent examination, investigation, analysis and evaluation of WES and the Contribution Consideration, including their own estimate of the value of the Contribution Consideration. The Contributing Parties have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of WES) as the Contributing Parties deem adequate. The Contributing Parties acknowledge that the Common Units constituting the Contribution Consideration have not been registered under applicable federal and state securities Laws and that the such Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws, and that the book entries and transfer records of WES reflecting such Common Units will contain a legend to the foregoing effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENTS
The Recipients make the following representations and warranties to the Contributors regarding, among other things, the Interests and the Recipient Party Ancillary Documents and the Buyer Ancillary Documents (together, the “Recipient Ancillary Documents”), in each case the Recipient Parties (apart from WES) making such representations and warranties jointly and severally only to the Contributing Parties and with regard to the Contributed Interests and Recipient Party Ancillary Documents, as applicable:

Section 6.1    Organization of the Recipients. Each Recipient is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Colorado, and has all requisite entity power and authority to own the Interests.

Section 6.2    Authorization; Enforceability. Each Recipient has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Recipient Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient of this Agreement and the Recipient Ancillary Documents, and the consummation by each Recipient of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of each Recipient. This Agreement has been duly executed and delivered by each Recipient and constitutes (and each Recipient Ancillary Document executed or to be executed by any Recipient has been, or when executed will be, duly executed and delivered by such Recipient and constitutes, or when executed and delivered will constitute) a valid and legally binding obligation of such Recipient, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 6.3    No Conflicts. The execution and delivery by each Recipient of this Agreement and the other Recipient Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of such Recipient’s organizational documents, (b) violate, conflict with or result in any breach of any agreement or instrument to which a Recipient is a party or by which it is bound, or (c) violate any Law applicable to a Recipient, except in the case of clauses (b) and (c) for any such violations, conflicts or breaches that would not have a material adverse effect on such Recipient’s ability to consummate the transactions contemplated by this Agreement.

Section 6.4    Litigation. Except as set forth on Schedule 6.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Authority or arbitrator or, to the Recipients’ Knowledge, threatened in writing against any Recipient or any of its Affiliates which are reasonably likely to impair materially the ability of any Recipient to perform its obligations under this Agreement or the Recipient Ancillary Documents.

Section 6.5    Brokers’ Fees. Except as set forth on Schedule 6.5, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any Recipient or any of its Affiliates who is entitled to receive from any party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.6    Investment. No Recipient is acquiring the Interests with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any state securities Laws. Each Recipient has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Each Recipient acknowledges that the Interests have not been registered under applicable federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1    Preparation of the Registration Statement and the Proxy Statement; WES Unitholders Meeting.
(a)    As soon as practicable following the date of this Agreement, WES and WGP shall jointly prepare and WES shall file with the SEC the Proxy Statement, and WES and WGP shall jointly prepare and WGP shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of WES and WGP shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. WES and WGP shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by WGP, and no filing of, or amendment or supplement to, the Proxy Statement will be made by WES, without providing WES or WGP, as the case may be, a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to WES or WGP, or any of their respective Affiliates, directors or officers, is discovered by WES or WGP that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.
(b)    WES shall, as soon as practicable following the effective date of the Registration Statement, take all action necessary in accordance with applicable Laws and the WES Partnership Agreement to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “WES Unitholders Meeting”) for the purpose of obtaining WES Unitholder Approval. Except as expressly permitted by Section 7.5, (i) the WES Special Committee shall recommend that the holders of Common Units approve this Agreement, and the transactions contemplated hereby, including the Merger (the “WES Special Committee Recommendation”), (ii) the WES GP Board shall recommend that the holders of Common Units approve this Agreement and the transactions contemplated hereby, including the Merger (the “WES GP Board Recommendation”), and (iii) the WES GP Board shall solicit from holders of Common Units proxies in favor of the foregoing matters. Unless there has been a WES Change in Recommendation pursuant to Section 7.5, the Proxy Statement shall include a statement to the effect that the WES Special Committee has made the WES Special Committee Recommendation and that the WES GP Board has made the WES GP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 9.1, WES shall submit this Agreement and the transactions contemplated hereby, including the Merger for approval by the Common Unitholders at such WES Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, WES may postpone or adjourn the WES Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining WES Unitholder Approval, (ii) due to the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that WES has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Common Unitholders prior to the WES Unitholders Meeting or (iv) if WES has delivered any notice contemplated by Section 7.5 and the time period(s) contemplated by Section 7.5 have not expired. WES’s obligations to call, give notice of, convene and hold the WES Unitholders Meeting in accordance with this Section 7.1(b) shall not be limited or otherwise affected by any WES Change in Recommendation.

Section 7.2    Conduct of Business of WES . Except (a) as expressly required or permitted by this Agreement, (b) as set forth in Schedule 7.2, (c) as required by applicable Law, or (d) with the written consent of WGP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, WES shall, and WES GP shall cause each of its Subsidiaries, including WES, to use commercially reasonable efforts to: (i) conduct its business in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws, (iii) use commercially reasonable efforts to retain the services of its present officers and key employees, and (iv) use commercially reasonable efforts to preserve intact its assets and its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except (A) as expressly required or permitted by this Agreement, (B) as set forth in the corresponding provision of Schedule 7.2, (C) as required by applicable Law, or (D) with the written consent of WGP (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, neither WES nor WES GP shall, or shall permit any of its Subsidiaries to:
(a)    declare, set aside or pay any dividends, or make any distributions, in respect of its equity interests, in each case other than regular distributions in the ordinary course of business and consistent with past practice, or repurchase, redeem or otherwise acquire any such equity interests;
(b)    merge into or with or consolidate with any other Person, or acquire all or substantially all of the business or assets of any Person or other entity;
(c)    make any change in its organizational documents or governing instruments;
(d)    purchase any securities of any Person or make any investment in any corporation, partnership, joint venture or other business enterprise;
(e)    increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice;
(f)    issue or sell any partnership interests, limited liability company interests or other equity interests, amend any of the terms of any such interests outstanding as of the date hereof, or split, combine or reclassify any of its equity interests;

(g)    make or change any material Tax election or method of accounting;
(h)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring, or other reorganization;
(i)    take any action that would be reasonably likely to result in a Material Adverse Effect on its ability to perform any of its obligations under this Agreement; or
(j)    authorize or agree to do any of the foregoing.

Section 7.3    Conduct of Business of WGP. Except (a) as expressly required or permitted by this Agreement, (b) as set forth in Schedule 7.3, (c) as required by applicable Law, or (d) with the written consent of WES (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, WGP shall, and WGP GP shall cause each of its Subsidiaries, including WGP, to use commercially reasonable efforts to: (i) conduct its business in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws, (iii) use commercially reasonable efforts to retain the services of its present officers and key employees, and (iv) use commercially reasonable efforts to preserve intact its assets and its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except (A) as expressly required or permitted by this Agreement, (B) as set forth in the corresponding provision of Schedule 7.3, (C) as required by applicable Law, or (D) with the written consent of WES (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, neither WGP nor WGP GP shall, or shall permit any of its Subsidiaries to:
(a)    declare, set aside or pay any dividends, or make any distributions, in respect of its equity interests, in each case other than regular distributions in the ordinary course of business and consistent with past practice, or repurchase, redeem or otherwise acquire any such equity interests;
(b)    merge into or with or consolidate with any other Person, or acquire all or substantially all of the business or assets of any Person or other entity;
(c)    make any change in its organizational documents or governing instruments;
(d)    purchase any securities of any Person or make any investment in any corporation, partnership, joint venture or other business enterprise;
(e)    increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice;

(f)    issue or sell any partnership interests, limited liability company interests or other equity interests, (1) amend any of the terms of any such interests outstanding as of the date hereof, or (2) split, combine or reclassify any of its equity interests;
(g)    make or change any material Tax election or method of accounting;
(h)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring, or other reorganization;
(i)    take any action that would be reasonably likely to result in a Material Adverse Effect on its ability to perform any of its obligations under this Agreement; or
(j)    authorize or agree to do any of the foregoing.

Section 7.4    Conduct of Business of the Contributing Parties and Seller. Except (a) as expressly required or permitted by this Agreement, (b) as set forth in Schedule 7.4, (c) as required by applicable Law, or (d) with the written consent of WES and WGP (which consents shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each Contributing Party and Seller shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to: (i) conduct its business in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all applicable Laws, (iii) use commercially reasonable efforts to retain the services of its present officers and key employees, and (iv) use commercially reasonable efforts to preserve intact its assets and its current business organization and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except (A) as expressly required or permitted by this Agreement, (B) as set forth in the corresponding provision of Schedule 7.4, (C) as required by applicable Law, or (D) with the written consent of WES and WGP (which consents shall not be unreasonably withheld, conditioned or delayed) during the period from the date of this Agreement to the Effective Time, none of the Contributing Parties or Seller shall, or shall permit any of its Subsidiaries to:
(a)    declare, set aside or pay any dividends, or make any distributions, in respect of its equity interests, in each case other than regular distributions in the ordinary course of business and consistent with past practice, or repurchase, redeem or otherwise acquire any such equity interests;
(b)    merge into or with or consolidate with any other Person, or acquire all or substantially all of the business or assets of any Person or other entity;
(c)    make any change in its organizational documents or governing instruments;
(d)    purchase any securities of any Person or make any investment in any corporation, partnership, joint venture or other business enterprise;

(e)    increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice;
(f)    issue or sell any membership interests or other equity interests, (1) amend any of the terms of any such interests outstanding as of the date hereof, or (2) split, combine or reclassify any of its equity interests;
(g)    make or change any material Tax election or method of accounting;
(h)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing its liquidation, dissolution, recapitalization, restructuring, or other reorganization;
(i)    make any capital commitments or other expenditure commitments or change any budgets which will require the Contributing Parties or the Recipient Parties, or Seller or Buyer, as applicable, to make any capital contributions in respect of any Contributed Interest or Purchased Interest, as applicable, or to contribute to or provide funds for any capital expenditures;
(j)    take any action that would be reasonably likely to result in a Material Adverse Effect on its ability to perform any of its obligations under this Agreement; or
(k)    authorize or agree to do any of the foregoing.

Section 7.5    Change in Recommendation. Notwithstanding anything in this Agreement to the contrary, prior to the time the WES Unitholder Approval is obtained, the WES Special Committee or the WES GP Board may withdraw, modify or qualify the WES Special Committee Recommendation or the WES GP Board Recommendation, as applicable, in any manner adverse to WGP or any other party (any such action, a “WES Change in Recommendation”) in response to an Intervening Event if the WES Special Committee or the WES GP Board has reasonably determined in good faith, after consultation with outside legal counsel and its financial advisor, if any, that the failure to take such action would be inconsistent with its duties under applicable Law, as modified by the WES Partnership Agreement; provided, however, that a WES Change in Recommendation may not be made unless and until WES has given WGP written notice of such action and the basis thereof five days in advance (unless at the time such notice is otherwise required to be given there are fewer than five days prior to the expected date of the WES Unitholders Meeting, as may be adjusted pursuant to Section 7.1, in which case such notice shall be provided as far in advance as practicable), which notice shall set forth in writing that the WES Special Committee or the WES GP Board, as applicable, intends to consider whether to take such action and a reasonably detailed description of the material events giving rise to the Intervening Event. After giving such notice and prior to effecting such WES Change in Recommendation, WES shall negotiate in good faith with WGP (to the extent WGP wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the WES Special Committee or the WES GP Board, as applicable, not to effect a WES Change in Recommendation in response thereto. At the end of the five-day period (or such shorter period as is permitted by this Section 7.5), prior to taking action to effect a WES

Change in Recommendation, the WES Special Committee or the WES GP Board, as applicable, shall take into account any changes to the terms of this Agreement proposed by WGP in writing and any other information offered by WGP in response to the notice, and shall have determined in good faith, after consultation with outside legal counsel and their respective financial advisors, if any, that the failure to effect a WES Change in Recommendation in response to such Intervening Event would continue to be inconsistent with its duties under applicable Law, as modified by the WES Partnership Agreement.

Section 7.6    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 7.6(d)), each of the parties hereto shall cooperate with the other and use its (and shall cause their respective Subsidiaries to use their) commercially reasonable efforts to (i) take, or cause to be taken, such actions so as to cause the conditions to the Closing to be satisfied and to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable (and in any event no later than the Outside Date), (ii) prepare and file promptly all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated hereby, and (iv) obtain all necessary consents, approvals or waivers from third parties, provided that nothing in this Section 7.5 shall require any party to take any action that constitutes a Burdensome Condition.
(b)    In furtherance and not in limitation of the foregoing, each party hereto shall use its commercially reasonable efforts to (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (ii) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.
(c)    Each of the parties hereto shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, (ii) not communicate with a Governmental Authority relating to the transactions without providing the Primary Parties a reasonable opportunity to participate and, if initiated by a Governmental Authority, promptly inform the Primary Parties of (and supply to the Primary Parties) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the Primary Parties to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Primary Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Primary Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.8(b), the parties shall share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.5 in a manner so as to preserve the applicable privilege, including through the entry of a mutually acceptable joint defense or common interest agreement.
(d)    APC and WGP shall lead and have final decision-making authority under this Section 7.5, taking into consideration in good faith the views of WES.

Section 7.7    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by APC, WGP and WES. Thereafter through the Effective Time, none of APC, WES or WGP shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of each such other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with each such other party). For the avoidance of doubt, the WES Special Committee may issue its own press release in the event of a WES Change in Recommendation in accordance with Section 7.5.

Section 7.8    Access to Information; Confidentiality.
(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries, to afford to the other parties and their Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the opportunity to copy any such books, records or documents. Each party shall furnish promptly to the other parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other parties may reasonably request (including information necessary to prepare the Proxy Statement). Each party and its Representatives shall hold information received from the other parties pursuant to this Section 7.8 in confidence.

(b)    This Section 7.8 shall not require any party to permit any access, or to disclose any information, if in the reasonable, good faith judgment of such party (after consultation with counsel, which may be in-house counsel) (i) such access or disclosure would reasonably be expected to result in any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries or the WES Special Committee or the WGP Special Committee would be entitled to assert to be undermined with respect to such information, and such undermining of such privilege could adversely affect in any material respect such party’s or the WES Special Committee’s or the WGP Special Committee’s position in any pending or future litigation or (ii) such party or any of its Subsidiaries, on the one hand, and another party or any of its Subsidiaries, on the other hand, are adverse parties in litigation, and such information is reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow the disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other parties shall be provided access to such information; and provided, further, that the party being requested to disclose the information shall (1) notify the requesting party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the requesting party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.8(b)) and (3) if such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).
(c)    No investigation, or information received, pursuant to this Section 7.8 will modify any of the representations and warranties of the parties hereto.

Section 7.9    Notification of Certain Matters. Each Primary Party shall give prompt notice to the other Primary Parties of (a) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to any Primary Party or to have a material impact on the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 7.9 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 7.10    Indemnification and Insurance.
(a)    For purposes of this Section 7.10, (i) ”Indemnified Person” shall mean any person who is now, has been or becomes at any time prior to the Effective Time, an officer or director of WES, WES GP, WGP, WGP GP or any of their respective Subsidiaries, in such person’s capacity as an officer or director of WES, WES GP, WGP, WGP GP or any of their respective Subsidiaries, as applicable, and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with WES or WGP) if such person is or was serving at the request of or on behalf of WES, WES GP, WGP, WGP GP or any of their respective Subsidiaries, and together with such person’s heirs, executors or administrators and (ii) ”Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.
(b)    From and after the Effective Time, to the fullest extent permitted by applicable Law, WGP and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges)) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person, judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of any of the foregoing expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of present or former officers, directors and employees and advancement of expenses contained in the WES Charter Documents, comparable governing instruments of WES GP and any Subsidiary of WES or WES GP immediately prior to the Effective Time, or any individual indemnification agreements, and ensure that the organizational documents of the Surviving Entity, WES GP and their respective Subsidiaries or any respective successor or assign thereof, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of WES, WES GP and their respective Subsidiaries than are presently set forth in the WES Charter Documents and comparable governing instruments of WES GP and the Subsidiaries of WES or WES GP. Any right of indemnification, advancement, exculpation or elimination of liability of an Indemnified Person pursuant to this Section 7.10(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein and shall be enforceable by such Indemnified Person and their respective heirs and representatives against WGP and the Surviving Entity and their respective successors and assigns.
(c)    WGP shall, or shall cause the Surviving Entity to, maintain in effect, for six years from the Effective Time, WES’s and WES GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to each Indemnified Person (provided that WGP or the Surviving Entity, as applicable, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that if WES or WES GP in its sole discretion elects, then, in lieu of the foregoing obligations of WGP under this Section 7.10(c), WGP shall, or shall cause the Surviving Entity to, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.
(d)    The rights of any Indemnified Person under this Section 7.10 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of WES, WES GP, the Surviving Entity, WGP, WGP GP, the DRULPA, the DLLCA or any contractual indemnity agreement with WES GP or WGP GP. The provisions of this Section 7.10 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 7.10 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If WGP or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the respective successors and assigns of WGP and the Surviving Entity shall assume the obligations of WGP and the Surviving Entity set forth in this Section 7.10.

Section 7.11    Securityholder Litigation. Each of APC, WES and WGP shall give each other the opportunity to participate in the defense or settlement of any securityholder litigation against such party and/or its officers and directors relating to the transactions contemplated hereby; provided that the party subject to the litigation shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 7.12    Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement which shall be borne one half by WES and one half by WGP).

Section 7.13    Section 16 Matters. Prior to the Effective Time, WGP and WES shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of WGP Common Units (including derivative securities with respect to WGP Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to WES, or will become subject to such reporting requirements with respect to WGP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14    Listing. WGP shall cause the WGP Common Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 7.15    Distributions. After the date of this Agreement until the Effective Time, each of WGP and WES shall coordinate with the other regarding the declaration of any distributions in respect of WGP Common Units, Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, both distributions in respect of Common Units and also distributions in respect of WGP Common Units, as the case may be, that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Common Units or (b) only distributions in respect of WGP Common Units that they receive in the Merger.

Section 7.16    Special Committees.
(a)    Prior to the Effective Time, (i) the WES GP Board shall not, without the consent of the WES Special Committee, eliminate the WES Special Committee, or revoke or diminish the authority of the WES Special Committee, or remove or cause the removal of any director of the WES GP Board who is a member of the WES Special Committee either as a member of the WES GP Board or the WES Special Committee, and (ii) WGP shall not, without the consent of the WES Special Committee, remove or cause the removal of any director of the WES GP Board who is a member of the WES Special Committee either as a member of the WES GP Board or the WES Special Committee. For the avoidance of doubt, this Section 7.16(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the WES GP Agreement.
(b)    Prior to the Effective Time, (i) the WGP GP Board shall not, without the consent of the WGP Special Committee, eliminate the WGP Special Committee, or revoke or diminish the authority of the WGP Special Committee, or remove or cause the removal of any director of the WGP GP Board who is a member of the WGP Special Committee either as a member of the WGP GP Board or the WGP Special Committee, and (ii) APC shall not (and shall not cause any of its Subsidiaries to), without the consent of the WGP Special Committee, remove or cause the removal of any director of the WGP GP Board who is a member of the WGP Special Committee either as a member of the WGP GP Board or the WGP Special Committee. For the avoidance of doubt, this Section 7.16(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the WGP GP Agreement.

Section 7.17    Voting and Consent.
(a)    WGP and APC covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement, at the WES Unitholders Meeting or any other meeting of WES Limited Partners or any vote of WES Limited Partner Interests or any written consent of the WES Limited Partners in connection with a vote of the WES Limited Partners, however called, WGP and APC will vote, or cause to be voted (or execute a written consent with respect thereto), all WES Limited Partner Interests then owned beneficially or of record by them or any of their Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time), the transactions contemplated hereby, including the Merger, and any actions required in furtherance thereof. WGP and APC consent to, and have caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of their Subsidiaries (other than WES GP and WES) to consent to, this Agreement, the transactions contemplated by this Agreement and any amendments of the WES Partnership Agreement (including the WES LPA Amendment) that are necessary or advisable in order to implement the Contribution.

(b)    Except for the issuance of additional Class C Units in the ordinary course or as otherwise contemplated by this Agreement, neither WGP nor APC shall, and WGP and APC shall cause their respective Subsidiaries not to, without the prior written consent of the WES Special Committee, in any manner (i) acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by this Agreement), any additional securities or property of or interests in WES or any of its Subsidiaries, or any rights or options to acquire any such securities, property or interests; or (ii) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of, any of the WES Limited Partner Interests held by such Person or any other equity securities in WES held, directly or indirectly, by such Person or beneficial ownership or voting power thereof or therein (including by operation of law), except to the extent permitted by this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1    Conditions to Each Party’s Obligation to Effect the Contribution, the Sale and the Merger. The respective obligations of each party hereto to effect the Contribution, the Sale and the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Pre-Closing Transactions. The Pre-Closing Transactions shall have occurred prior to the Closing Date and in accordance with the terms set forth herein;
(b)    WES Unitholder Approval. WES Unitholder Approval shall have been obtained in accordance with applicable Law and the WES Partnership Agreement;
(c)    Regulatory Approval. Any required approval or consent under any applicable Antitrust Law shall have been obtained;
(d)    No Injunctions or Restraints. No Law, injunction, judgment, ruling or agreement enacted, promulgated, issued, entered, amended, enforced by, or entered into with any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal, and no proceeding with any Governmental Authority regarding the transactions contemplated hereby shall be threatened or pending;
(e)    Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(f)    Unit Listing. The WGP Common Units deliverable to the Common Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance;
(g)    Contribution and Merger. The Contribution, the Sale, the transactions contemplated by Section 1.2(d) and the Merger shall each occur on the Closing Date; and
(h)    Tax Opinions.
(i)    WGP shall have received an opinion of Vinson & Elkins LLP dated as of the Closing Date to the effect that (A) at least 90% of the gross income of WGP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (B) at least 90% of the combined gross income of each of WGP and WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of WGP and WES and any of their respective Affiliates as to such matters as such counsel may reasonably request.
(ii)    WES shall have received an opinion of Vinson & Elkins LLP dated as of the Closing Date to the effect that at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of WES and any of its respective Affiliates as to such matters as such counsel may reasonably request.

Section 8.2    Conditions to Obligations of WGP and Merger Sub to Effect the Merger. The obligations of each of WGP and Merger Sub to effect the transactions contemplated hereby are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of WES GP and WES contained in Section 3.3(a), Section 3.3(c) and Section 3.5 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of WES contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of WES GP and WES set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “WES Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a WES Material Adverse Effect. WGP shall have received a certificate signed on behalf of WES and WES GP by an executive officer of WES GP to such effect.
(b)    Performance of Obligations of WES. WES shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WGP shall have received a certificate signed on behalf of WES and WES GP by an executive officer of WES GP to such effect.
(c)    Tax Opinions. WGP shall have received an opinion of Vinson & Elkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) WGP should not recognize any income or gain as a result of the Merger, and (ii) no gain or loss should be recognized by holders of WGP Common Units prior to the Merger as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Vinson & Elkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of WGP and WES and any of their respective Affiliates as to such matters as such counsel may reasonably request.
(d)    The conditions to the obligations of each Recipient Party to effect the Contribution set forth in Section 8.5 are satisfied (without any waiver thereof) on or prior to the Closing Date.
(e)    The conditions to the obligation of Buyer to effect the Sale set forth in Section 8.7 are satisfied (without any waiver thereof) on or prior to the Closing Date.

Section 8.3    Conditions to Obligation of WES to Effect the Merger. The obligations of WES to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of WGP and Merger Sub contained in Section 4.3(a), Section 4.3(c) and Section 4.5 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of WGP contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of WGP and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “WGP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a WGP Material Adverse Effect. WES shall have received a certificate signed on behalf of WGP, WGP GP and Merger Sub by an executive officer of WGP GP to such effect.
(b)    Performance of Obligations of WGP and Merger Sub. WGP and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and WES shall have received a certificate signed on behalf of WGP, WGP GP and Merger Sub by an executive officer of WGP GP to such effect.
(c)    Tax Opinions. WES shall have received an opinion of Vinson & Elkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) WES should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of Common Units as a result of the Merger other than (A) gain resulting from a decrease in a Common Unitholder’s share of liabilities pursuant to Section 752 of the Code, (B) gain resulting from the application of Treasury Regulation Section 1.707-3(a)(1) to amounts treated as a transfer of consideration, (C) gain resulting from the application of Section 897 of the Code to a Common Unitholder that is not a U.S. person, and (D) gain resulting from a deemed sale of WGP Common Units pursuant to Section 2.2(j). In rendering such opinion, Vinson & Elkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of WES and WGP and any of their respective Affiliates as to such matters as such counsel may reasonably request.

Section 8.4    Conditions to Obligation of Contributing Parties to Effect the Contribution. The obligations of each Contributing Party to effect the Contribution are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Recipient Parties set forth in Article VI shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of WES GP.
(b)    Performance of Obligations of Recipient Parties. The Recipient Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the

Recipient Parties under this Agreement prior to or on the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of WES GP (such certificate, together with the certificate described in Section 8.4(a), the “Recipient Party Closing Certificate”).
(c)    Consideration and Recipient Party Ancillary Documents. The Recipient Parties shall have delivered, or caused to be delivered, to the Contributing Parties or, in the case of clause (vii), as set forth on Schedule 8.4(c):
(i)    The WGRAH Cash Consideration, by wire transfer to an account specified by WGRAH;
(ii)    The WGRAH Unit Consideration, by issuance in book-entry form of such Common Units to WGRAH, by instruction to WES’s transfer agent or otherwise;
(iii)    The AE&P Consideration, by issuance in book-entry form of such Common Units to AE&P, by instruction to WES’s transfer agent or otherwise;
(iv)    A counterpart to the applicable Interest Conveyance Agreement, duly executed by the applicable Recipient Party;
(v)    The Recipient Party Closing Certificate, duly executed by an officer of WES GP;
(vi)    A counterpart of the WGRAH-WES GP Indemnification Agreement, duly executed by WES GP;
(vii)    The items set forth on Schedule 8.4(c); and
(viii)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 8.5    Conditions to Obligation of Recipient Parties to Effect the Contribution. The obligations of each Recipient Party to effect the Contribution are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Transfer Requirements. All Transfer Requirements related to the Contributed Interests have been complied with or otherwise satisfied.
(b)    Representations and Warranties. The representations and warranties set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of APC and the Contributing Parties by an officer of APC.
(c)    Performance of Obligations. The Contributing Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Contributing Parties under this Agreement prior to or on the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of the Contributing Parties by an officer of APC (such certificate, together with the certificate described in Section 8.5(b), the “Contributing Party Closing Certificate”).
(d)    Contributing Party Ancillary Documents. The Contributing Parties shall have delivered, or caused to be delivered, to the Recipient Parties or, in the case of clause (vi), as set forth on Schedule 8.5(d):
(i)    A counterpart to the applicable Interest Conveyance Agreement, duly executed by the applicable Contributing Party;
(ii)    The Contributing Party Closing Certificate, duly executed by an officer of APC;
(iii)    A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that each Contributing Party (or, if such Contributing Party is an entity disregarded from its owner for U.S. federal income tax purposes, such owner) is not a foreign person within the meaning of Section 1445(f)(3) of the Code;
(iv)    A counterpart of the WGRAH-WES GP Indemnification Agreement, duly executed by WGRAH;
(v)    A counterpart of the WGRAH-APC Loan Agreement, duly executed by WGRAH and APC;
(vi)    The items set forth on Schedule 8.5(d); and
(vii)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 8.6    Conditions to Obligation of Seller to Effect the Sale. The obligations of Seller to effect the Sale are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Article VI shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of Buyer.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by Buyer under this Agreement prior to or on the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of Buyer (such certificate, together with the certificate described in Section 8.6(a), the “Buyer Closing Certificate”).
(c)    Purchase Price and Buyer Ancillary Documents. Buyer shall have delivered, or caused to be delivered, to Seller:
(i)    The Sale Consideration, by wire transfer to an account specified by Seller;
(ii)    A counterpart to the applicable Interest Conveyance Agreement, duly executed by Buyer;
(iii)    The Buyer Closing Certificate, duly executed by an officer of Buyer; and
(iv)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 8.7    Conditions to Obligation of Buyer to Effect the Sale. The obligations of Buyer to effect the Sale are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Transfer Requirements. All Transfer Requirements related to the Purchased Interests have been complied with or otherwise satisfied.
(b)    Representations and Warranties. The representations and warranties set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller.
(c)    Performance of Obligations. Seller shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material

Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by Seller under this Agreement prior to or on the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller (such certificate, together with the certificate described in Section 8.7(b), the “Seller Closing Certificate”).
(d)    Seller Ancillary Documents. Seller shall have delivered, or caused to be delivered, to Buyer:
(i)    A counterpart to the applicable Interest Conveyance Agreement, duly executed by Seller;
(ii)    The Seller Closing Certificate, duly executed by an officer of Seller;
(iii)    A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that Seller (or, if Seller is an entity disregarded from its owner for U.S. federal income tax purposes, such owner) is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and
(iv)    Such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 8.8    Frustration of Closing Conditions. None of the Contributing Parties, Recipient Parties, Seller, Buyer, APC, WES, WGP or Merger Sub may rely on the failure of any condition set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6 or Section 8.7, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Pre-Closing Transactions, the Sale, the Contribution, the transactions contemplated by Section 1.2(d) or the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE IX
TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of APC, WES and WGP.

(b)    by any of the Primary Parties:
(i)    if the Closing shall not have been consummated on or before June 30, 2019 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Primary Party (A) if the inability to satisfy such condition was due to the failure of such Primary Party to perform any of its obligations under this Agreement or (B) if another Primary Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 11.7;
(ii)    if any Restraint having the effect set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or
(iii)    if the WES Unitholders Meeting and any adjournment or postponement thereof shall have concluded and WES Unitholder Approval shall not have been obtained.
(c)    by WGP:
(i)     if WES shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of WES set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is incapable of being cured, or is not cured, by WES within 30 days following receipt of written notice from WGP of such breach or failure; provided that WGP shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if WGP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(ii)    if any Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of a Contributing Party or Seller set forth in this Agreement shall fail to be true), which breach or failure(A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.2(d) or Section 8.2(e) and(B) is incapable of being cured, or is not cured, by such Contributing Party or Seller within 30 days following receipt of written notice from WGP of such breach or failure; provided that WGP shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if WGP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(iii)    if prior to the time the WES Unitholder Approval is obtained, the WES Special Committee or the WES GP Board shall have effected a WES Change in Recommendation;

(d)    by WES:
(i)    if WGP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of WGP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) is incapable of being cured, or is not cured, by WGP within 30 days following receipt of written notice from WES of such breach or failure; provided that WES shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if WES is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii)    if any Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of a Contributing Party or Seller set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.5(b) or Section 8.5(c) or Section 8.7(b) or Section 8.7(c) and (B) is incapable of being cured, or is not cured, by such Contributing Party or Seller within 30 days following receipt of written notice from WES of such breach or failure; provided that WES shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if WES is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(e)    by APC if any Recipient shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of any Recipient set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 8.4(a) or Section 8.4(b) or Section 8.6(a) or Section 8.6(b) and (ii) is incapable of being cured, or is not cured, by such Recipient within 30 days following receipt of written notice from APC of such breach or failure; provided that APC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if APC is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 9.2, the last sentence of Section 7.8(a), Section 7.11, Section 9.3 and Article XI, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the parties or their respective directors, officers and Affiliates, except nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Pre-Closing Transactions, the Sale, the Contribution, the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 9.3    Termination Fees.
(a)    Termination Fee. WES shall pay to WGP an amount equal to the WES Termination Fee in accordance with Section 9.3(b) if this Agreement is terminated by WGP pursuant to Section 9.1(c)(iii).
(b)    Payment. Any payment required to be made pursuant to this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by WGP to be paid within three Business days after the occurrence of the event triggering such payment.
(c)    Liquidated Damages.    The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, none of the parties would enter into this Agreement. The parties acknowledge that the payment of the WES Termination Fee if, as, and when required pursuant to this Section 9.3 shall not constitute a penalty but shall be liquidated damages, in a reasonable amount that will compensate the party receiving such payment and its Affiliates party hereto or any other Person (collectively, the “Payee”) in the circumstances in which it is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Subject to Section 11.7, the parties agree that the payment of the WES Termination Fee by WES shall constitute the sole and exclusive remedy of the Payee in respect of this Agreement and the transactions contemplated hereby against WES any of its Affiliates or any Financing Source. The parties further agree that in no event shall WES be required to pay the WES Termination Fee on more than one occasion.
(d)    For the avoidance of doubt, this Section 9.3 shall survive any termination of this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.1    Survival; Indemnification.
(a)    Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. Except as set forth in Section 10.1(b), the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 9.2, upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that the agreements set forth in Article II, Section 7.10, Section 7.12 and Section 7.14, and any other agreements in this Agreement which contemplate performance after the Effective Time, shall survive the Effective Time.
(b)    The representations and warranties of the Recipients in Article VI and the Contributors in Article V shall survive the Closing until the applicable dates specified in Sections 10.1(c) and 10.1(d) and regardless of any inspection or investigation by or on behalf of the Recipients and the Contributors; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article X that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.
(c)    The liability of the Contributors for the breach of any of the representations and warranties of the Contributors set forth in Article V shall be limited to claims for which a Partnership Indemnified Party delivers written notice to APC on or before the date that is 18 months after the Closing Date; provided, however, that (i) the representations and warranties in Section 5.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to APC on or before the date that is 24 months after the Closing Date; and (ii) the representations and warranties set forth in Sections 5.1, 5.2, 5.6 and 5.7 shall not be limited as to time other than the applicable statute of limitations.
(d)    The liability of the Recipients for the breach of any of the representations and warranties of the Recipients set forth in Article VI shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to WES on or before 18 months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 6.1 and 6.2 shall not be limited as to time other than the applicable statute of limitations.

Section 10.2    Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 10.2, the representations and warranties of the Recipients in

Article VI of this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. WES, from and after the Closing Date, shall indemnify and hold the Contributors and their Affiliates (other than WGP GP, WGP, WES GP, WES and its Subsidiaries), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with APC and the Contributing Parties, the “Anadarko Indemnified Parties”) harmless from and against any and all Losses, suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 10.1, any breach of a representation or warranty of any Recipient in Article VI, and (b) any breach of any agreement or covenant on the part of any Recipient (in its capacity as such) in this Agreement.

Section 10.3    Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 10.3, the representations and warranties of the Contributors in Article V of this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. APC shall indemnify and hold the Recipients and their Affiliates (other than APC and any other Person controlled by APC other than WGP GP, WGP, WES GP, WES and its Subsidiaries), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipients, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to:
(a)    subject to Section 10.1, any breach of a representation or warranty of any Contributor in Article V;
(b)    any breach of any agreement or covenant on the part of any Contributor (in its capacity as such) in this Agreement;
(c)    any Taxes imposed on or incurred by any Company or related to any Asset with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, or with respect to the matters on Schedule 10.3(e);
(d)    the failure to obtain, make or comply with any Asset Required Consents; and
(e)    the matters set forth on Schedule 5.5 and Schedule 10.3(e).

Section 10.4    Demands. The Indemnified Party agrees that within 30 days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article X, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 10.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.

Section 10.5      Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of Article X of this Agreement; provided that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect such proceedings; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.
Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 10.6    Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article X, including by promptly furnishing to the Indemnifying Party any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, making available to the Indemnifying Party any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and making available to the Indemnifying Party any employees of the Indemnified Party; provided, however, that in connection therewith, the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party, and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 10.6, unless otherwise required by Law or the listing standards of the NYSE or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article X;

provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.

Section 10.7    Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense and within 30 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (i) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (ii) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.

Section 10.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 10.3(a) (other than for Losses related to a breach of the representations and warranties in Section 5.6 or Section 5.7), APC shall not be liable for those Losses unless the aggregate amount of Losses exceeds $40,150,000 (the “Deductible”), and then only to the extent of any such excess;
(b)    In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 10.3(a), APC shall not be liable for such Losses that exceed, in the aggregate, $1,003,750,000, less the Deductible;
(c)    Notwithstanding Section 10.8(a) and Section 10.8(b), to the extent the Partnership Indemnified Parties are entitled to indemnification (i) for Losses arising from a breach of the representations and warranties in Sections 5.6 and 5.7, (ii) pursuant to Section 10.3(b), 10.3(c), 10.3(d), or 10.3(e), or (iii) for claims arising from fraud, APC shall be fully liable for such Losses without respect to the Deductible in Section 10.8(a) and the limitations in Section 10.8(b);
(d)    To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 10.2(a), WES shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 10.2(a), WES shall not be liable for such Losses that exceed, in the aggregate, $401,500,000 less the Deductible; and
(e)    Notwithstanding Section 10.8(d), to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 10.2(b) or for claims arising from fraud, WES shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 10.8(d).

Section 10.9    Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article X contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Article V and Article VI and in the covenants in this Agreement to be performed prior to the Closing, in each case other than claims or causes of action arising from fraud. All references in this Article X to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing to the Contributing Parties pursuant to Section 8.4, the Recipient Parties pursuant to Section 8.5, Seller pursuant to Section 8.6 and Buyer pursuant to Section 8.7.

Section 10.10    Treatment of Indemnification Payments. For all Tax purposes, the parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article X as an adjustment to the Cash Consideration.

Section 10.11    Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE CONTRIBUTORS AND THE RECIPIENTS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF APC AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of WES Unitholder Approval, by a written agreement of the parties; provided, however, that (a) any such amendments or supplements must be approved by the WES Special Committee and the WGP Special Committee and (b) following approval of the Merger and the other transactions contemplated hereunder by the Common Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Common Unitholders without such approval. Whenever a determination, decision, approval, or consent of WES or the WES GP Board or of WGP or the WGP GP Board is required pursuant to this Agreement, such determination, decision, approval, or consent must be authorized by the WES Special Committee or the WGP Special Committee, as applicable, unless it has expressly waived in writing its right to give or make such determination, decision, approval, or consent. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in this Section 11.1 and in Section 9.3(c), Section 11.5 and Section 11.13 (and the defined terms used therein) may not be amended, modified or altered in a manner adverse to the interests of the Financing Sources without the prior written consent of the Financing Sources affected thereby (it being understood that the consent of any Person described in clause (b) of the definition of “Financing Source” shall not be required).

Section 11.2    Extension of Time, Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other parties with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that the WES GP Board or the WGP GP Board may not take or authorize any action under this Section 11.2 or otherwise grant any waiver under this Agreement unless it has first been approved in writing by the WES Special Committee or the WGP Special Committee, as applicable. In the event the WES GP Board or the WGP GP Board takes or authorizes any action under this Section 11.2 or otherwise grants any consent under this Agreement without the concurrence of the WES Special Committee or the WGP Special Committee, as applicable, then the WES Special Committee or the WGP Special Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the WES Partnership Agreement and Section 7.10 of the WGP Partnership Agreement, as applicable. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For the avoidance of doubt, any rescission of “Special Approval” under the WES Partnership Agreement pursuant to the prior sentence shall not, in and of itself, constitute a WES Change in Recommendation under this Agreement.

Section 11.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or Transferred, in whole or in part, by merger, consolidation, operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.3 shall be null and void.

Section 11.4    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.5    Entire Agreement; No Third-Party Beneficiaries; No Reliance.
(a)    This Agreement, the Ancillary Documents, the Recipient Ancillary Documents, and the Schedules (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (ii) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (ii), (A) the provisions of Section 7.10, Section 9.3(c), Section 11.1, Section 11.5, Section 11.12 and Section 11.13 (provided that Section 9.3(c), Section 11.1, Section 11.5, Section 11.12 and Section 11.13 are intended for the benefit of and is enforceable by the Financing Sources and provided further that in such case the Financing Sources will be subject to all the limitations and procedures of this Agreement as if it were a party hereunder) and (B) the right of the Common Unitholders to receive the Merger Consideration after the Closing (a claim by the Common Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of WES Phantom Unit Awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred). For the avoidance of doubt, the Financing Sources shall be deemed third party beneficiaries of the provisions set forth in Section 9.3(c), Section 11.1, Section 11.5, Section 11.12 and Section 11.13, each of which shall be enforceable by each Financing Source and none of which shall be amended or otherwise modified in any way that adversely affects the rights of any Financing Source without the prior written consent of the Financing Sources.
(b)    Each party acknowledges and agrees to the provisions set forth in Section 3.12 and Section 4.12 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth Article III, Article IV, Article V and Article VI and the Schedules or any certificates delivered pursuant to this Agreement: (i) none of WES GP, WES, WGP, WGP GP, Merger Sub or any other Person will have or be subject to any liability or other obligation to WGP, WGP GP, Merger Sub, WES GP, WES or any other Person resulting from the distribution to WGP or WES, as applicable (including their respective Representatives), or WGP’s or WES’s (or their respective Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to WGP or WES in certain “data rooms” or management presentations in expectation of the Merger, (ii) no party has made or is making any other representations, warranties, statements, information or inducements; (iii) no party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iv) each party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such party by the other party, in each case for clauses (ii), (iii) and (iv), oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

Section 11.6    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its permitted successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.7    Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that each of APC, WES and WGP shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 11.7 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) the party seeking an injunction, specific performance or other equitable relief has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.8    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
Notices to WGP, Merger Sub or WGP GP:
Western Gas Equity Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Attention: General Counsel
Facsimile No.: (832) 636-6001

with a copy (which shall not constitute notice) to:
Special Committee of the Board of Directors of Western Gas Equity Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001

and to:
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Attention: Srinivas M. Raju
Facsimile No.: 302-651-7748

Notices to WES, WES GP or the Recipient Parties:
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Counsel
Facsimile No.: (832) 636-6001
WGR Operating, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Counsel
Facsimile No.: (832) 636-6001
Kerr-McGee Gathering LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Counsel
Facsimile No.: (832) 636-6001

Delaware Basin Midstream, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Counsel
Facsimile No.: (832) 636-6001
Special Committee of the Board of Directors of Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001

with a copy (which shall not constitute notice) to:
Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Troy L. Harder
Facsimile No.: (800) 404-3970
Notices to the Contributors:
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Executive Vice President and General Counsel

Anadarko E&P Onshore LLC
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Executive Vice President and General Counsel
WGR Asset Holding Company LLC
c/o Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002
Attention:	David Palmer Oelman Alan Beck
E-mail:	doelman@velaw.com abeck@velaw.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business day in the place of receipt.

Section 11.9    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.10    Provision Respecting Legal Representation.
(a)    It is acknowledged that Bracewell LLP has represented the WES Special Committee prior to Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving WES. Each party, on its own behalf and on behalf of its Affiliates and Representatives, irrevocably acknowledges and agrees that all communications between the WES Special Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a party or its Affiliates or Representatives, shall continue after the Closing to be a privileged communication between the WES Special Committee and its counsel or attorney work product, and neither a party, its Affiliates or Representatives nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the party or its Affiliates or Representatives and not to the WES Special Committee or its counsel. Any access thereto by a party or its Affiliates or Representatives shall not waive or otherwise affect the rights of the WES Special Committee with respect to the related privilege.
(b)    It is acknowledged that Richards, Layton & Finger, P.A. has represented the WGP Special Committee prior to Closing in connection with this Agreement and the transactions contemplated hereby. Each party, on its own behalf and on behalf of its Affiliates and Representatives, irrevocably acknowledges and agrees that all communications between the WGP Special Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a party or its Affiliates or Representatives, shall continue after the Closing to be a privileged communication between the WGP Special Committee and its counsel or attorney work product, and neither a party, its Affiliates or Representatives nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the party or its Affiliates or Representatives and not to the WGP Special Committee or its counsel. Any access thereto by a party or its Affiliates or Representatives shall not waive or otherwise affect the rights of the WGP Special Committee with respect to the related privilege.

Section 11.11    Interpretation.
(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
(c)    The parties acknowledge and agree that any breach or noncompliance with this Agreement by WES GP or WES shall be disregarded and shall not be deemed a breach if such breach or noncompliance was caused by WGP or any of its Representatives acting on behalf of, or at the direction of, WGP.

Section 11.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 11.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 11.13    No Recourse to Financing Sources.
(a)    Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Seller, on behalf of its Affiliates and its and their Representatives, covenants, agrees and acknowledges that no Person other than Buyer (and its successors or assignees, as applicable) has any obligation hereunder with respect to the Sale and that, neither Seller, its Affiliates or its or their representatives have any right of recovery under (i) this Agreement or any other Transaction Document or (ii) the debt financing obtained by Buyer in connection with this Agreement and the transactions contemplated hereby (the “Financing”), against, and no personal liability under this Agreement or any Transaction Document shall attach to, any Financing Source, through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, equity, tort or otherwise. Neither Seller, nor any of its Affiliates or their respective Representatives, (A) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement or otherwise, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement, (B) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (C) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement or otherwise, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.
(b)    Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any legal proceeding, whether involving claims in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement and the Transaction Documents, the Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.8 shall be effective service of process against them for any such proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by applicable legal requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court, (v) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH LEGAL PROCEEDING, (vi) that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements; and (vii) that any such legal proceedings shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.
(c)    To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Section 11.13 and (ii) submits to the personal jurisdiction of any court described in this Section 11.13.

Section 11.14    Further Assurances. Upon the request of any party at any time on or after the Closing, the requested party shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party may reasonably request in order in order to effectuate the purposes of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

Section 11.15    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“AE&P Consideration” means 12,251,881 Common Units.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, WES and its Subsidiaries shall not be considered Affiliates of WGP or any of WGP’s other Affiliates, nor shall any such Persons be considered Affiliates of WES or its Subsidiaries.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition and any Laws that require parties to certain transactions to submit a notification to a Governmental Authority.
“APCWH Note Payable” means that certain Promissory Note by and between APCWH and APC, dated June 30, 2017, which has a maximum borrowing capacity of $500 million and an outstanding balance of approximately $364.3 million as of September 30, 2018.
“Burdensome Condition” means (i) any limitation, restriction or prohibition on the ability of APC, WGP or WES or any of its respective Subsidiaries to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Interests or Assets, businesses or operations included in the Interests, (ii) a loss by APC, WGP or WES and its Subsidiaries of any material benefit or material benefits (including synergies) of the transactions contemplated hereby, and (iii) an impact that is material and adverse to the Assets, business, results of operation or financial condition of the Interests, APC, WGP or WES, taken individually and not taken as a whole.
“Business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.
“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Buyer or any Affiliate thereof at the Closing pursuant to Section 8.6(c) and each other document or contract entered into by Buyer or any Affiliate thereof in connection with this Agreement or the Closing.

“Cash Consideration” means the WGRAH Cash Consideration and the Sale Consideration.
“Class C Unitholders” means the holders of Class C Units.
“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.
“Common Unit” means a “Common Unit” as defined in the WES Partnership Agreement.
“Common Unitholders” mean the holders of the Common Units.
“Contributed Companies” mean AWOC, ADJOP, ADJGP, Wamsutter Pipeline, DBMOS, APCWH, Anadarko Pecos and Anadarko Mi Vida.
“Contributed Company Asset Required Consents” means any consent, approval, authorization or permit of, filing with or notification to any Person which was required to be obtained, made or complied with for or in connection with any sale, assignment or transfer to any Contributed Company of any Contributed Company Asset or any Contributed Company Surface Contract (or any interest in any of them), and which has not been obtained, made or complied with prior to Closing.
“Contributed Company Assets” means the assets owned, held, used or held for use by any Contributed Company, as those assets are described on Exhibit B.
“Contributed Company Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which any Contributed Company or any of its properties or the Contributed Company Assets is bound, or that relate to or are otherwise applicable to any Contributed Company or the Contributed Company Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental retention or compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of any Contributed Company or the Contributed Company Assets, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to any Contributed Company or any of its properties or the Contributed Company Assets).
“Contributed Company Surface Contracts” means all easements, Company Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with any Contributed Company or the Contributed Company Assets, including those set forth on Schedule 5.6(b).
“Contributed JV Companies” means Mi Vida and Ranch Westex.
“Contributed JV Company Asset Required Consents” means any consent, approval, authorization or permit of, filing with or notification to any Person which was required to be obtained,

made or complied with for or in connection with any sale, assignment or transfer to any Contributed JV Company of any Contributed JV Company Asset or any Contributed JV Company Surface Contract (or any interest in any of them), and which has not been obtained, made or complied with prior to Closing.
“Contributed JV Company Assets” means the assets owned, held, used or held for use by any Contributed JV Company, including the Bone Spring Plant (the 150 MMcf/d gas processing facility located in Ward County, Texas) and the Mi Vida Plant (the 200 MMcf/d gas processing facility located in Ward County, Texas).
“Contributed JV Company Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which any Contributed JV Company or any of its properties or the Contributed JV Company Assets is bound, or that relate to or are otherwise applicable to any Contributed JV Company or the Contributed JV Company Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental retention or compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of any Contributed JV Company or the Contributed JV Company Assets, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to any Contributed JV Company or any of its properties or the Contributed JV Company Assets).
“Contributed JV Company Surface Contracts” means all easements, Company Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with any Contributed JV Company or the Contributed JV Company Assets, including those set forth on Schedule 7.6(b).
“Contributed JV Interests” means the Mi Vida Interests and the Ranch Westex Interests.
“Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 8.5 and each other document or contract entered into by any Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
“DLLCA” mean the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or the exposure to, or the use, manufacture, distribution, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, disposal, Release or threatened Release of Hazardous Substances, including, as applicable to the foregoing, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, in each case as amended through the Closing Date.

“Environmental Permit” means all Permits required under or issued pursuant to Environmental Laws.
“Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.
“Financing Source” means (a) the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, the commitments related to the Financing or other financings in connection with the transactions contemplated hereby, including any Persons named in any debt commitment letters, engagement letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto and (b) each such Persons’ Affiliates and their Affiliates’ officers, directors, employees and representatives, advisors, counsels and consultants and their successors and assigns.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, radioactive or dangerous material, or toxic or hazardous substance, or words of similar meaning under any Environmental Law or are otherwise regulated under any

Environmental Law by any Governmental Authority; including oil as defined under any Environmental Law (including fuel, motor and waste oil), petroleum or any product or byproduct thereof, crude oil or any fractions or derivatives thereof, natural gas, oil or natural gas exploration and production waste, condensate, gasoline, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.
“Indemnified Party” means any Person entitled to indemnification in accordance with Article X.
“Indemnifying Party” means any Person from whom indemnification is required in accordance with Article X.
“Interest Conveyance Agreement” means the conveyance agreement substantially in the form attached hereto as Exhibit C.
“Intervening Event” means a material event, circumstance, effect, condition, change or development that (a) is not known or reasonably foreseeable to or by the WES GP Board or the WES Special Committee as of the date of this Agreement (or if known, the consequences of which were not known by the WES GP Board or the WES Special Committee as of the date of this Agreement), and (b) becomes known to or by the WES GP Board or the WES Special Committee prior to WES Unitholder Approval having been obtained; provided, however, that in no event shall the following events, circumstances, effects, conditions, changes or developments constitute an Intervening Event: (i) any change in the price, or change in trading volume, of the Common Units or the fact that WES fails to meet, meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) any matters generally affecting the industry in which WES operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on WES and/or its Subsidiaries or (iii) the entry into, or announcement of this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger.
“JV Companies” means the Purchased Companies and the Contributed JV Companies.
“JV Company Asset Required Consents” means the Purchased Company Asset Required Consents and the Contributed JV Company Asset Required Consents.
“JV Company Assets” means the assets owned, held, used or held for use by any JV Company.

“JV Company Contracts” means the Purchased Company Contracts and the Contributed JV Company Contracts.
“JV Company Surface Contracts” means the Purchased Company Surface Contracts and the Contributed JV Company Surface Contracts.
“JV Interests” means the Purchased Interests and the Contributed JV Interests.
“Knowledge” (a) when used with respect to WES, means the actual knowledge of those individuals listed on Schedule 11.15 with respect to WES, (b) when used with respect to WGP, means the actual knowledge of those individuals listed on Schedule 11.15 with respect to WGP, (c) when used with respect to the Contributing Parties, means the actual knowledge of those individuals listed on Schedule 11.15 with respect to the Contributing Parties, (d) when used with respect to Seller, means the actual knowledge of those individuals listed on Schedule 11.15 with respect to the Seller and (e) when used with respect to the Recipient Parties, means the actual knowledge of those individuals listed on Schedule 11.15 with respect to the Recipient Parties.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
“Material Adverse Effect” means, when used with respect to a Person, the Assets or the Interests, as applicable, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Contribution, the Sale and the Merger, on or before the Outside Date; provided, however, that, solely with respect to clause (x) above, any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (a) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person or its Subsidiaries operates; (b) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 7.6) (provided that the exception in this clause (b) shall not be deemed to apply to references to “WES Material Adverse Effect” or “WGP Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 8.2(a) and Section 8.3(a)); (c) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person or its Subsidiaries (it being understood and agreed that the foregoing in this clause (c) shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (e) changes in any Laws or regulations applicable to such Person or its

Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (f) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or its Subsidiaries (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (g) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; (h) any failure of a Person or its Subsidiaries to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing in this clause (h) shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (i) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (a), (d), (e) and (g) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate. Notwithstanding the foregoing, any state of affairs, changes, effects, events or occurrences (or the facts underlying such state of affairs, changes, effects, events or occurrences) to which (i) the WGP Special Committee has Knowledge as of the date of this Agreement shall not constitute a Material Adverse Effect with respect to WES, (ii) the WES Special Committee has Knowledge as of the date of this Agreement shall not constitute a Material Adverse Effect with respect to WGP or APC, and (iii) APC has Knowledge as of the date of this Agreement shall not constitute a Material Adverse Effect with respect to WES and WGP.
“Merger Sub Charter Documents” means, collectively, the certificate of formation of Clarity Merger Sub, LLC, and the Limited Liability Company Agreement of Clarity Merger Sub, LLC, dated as of November 5, 2018, as amended or supplemented from time to time.
“NYSE” means the New York Stock Exchange.
“Oil Gathering Systems” means the oil gathering systems owned and operated by AWOC and DBMOS, each as more fully described on Exhibit B.
“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.
“parties” means AE&P, WGP, WGP GP, WES, WES GP, Merger Sub, WGRAH, WGRO, KMGG, DBM, APC, AMH and KWC.
“Permit” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, variances, consents, certifications, approvals, identification numbers, registrations and orders of any Governmental Authority.

“Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied, assessed or imposed that are not yet delinquent or are being contested in good faith by appropriate proceedings, provided that appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlords’, and other similar liens) arising in the ordinary course of business securing payments that are not yet delinquent or are being contested in good faith by appropriate proceedings, and (iii) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the Assets or the Companies.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Pre-Closing Tax Period” means any Tax period (other than a Straddle Period) that ends on or prior to the Closing Date.
“Preference Rights” means any right or agreement that enables any Person to purchase or acquire the Interests or any Asset (or any interest in or portion of any of them) as a result of or in connection with (i) the sale, assignment or other transfer of the Interests or any Asset (or any interest in or portion of any of them) or (ii) the execution or delivery of this Agreement or the consummation or performance of this Agreement or the transactions contemplated hereby.
“Primary Parties” means APC, WES and WGP.
“Purchased Companies” means Saddlehorn and Panola.
“Purchased Company Asset Required Consents” means any consent, approval, authorization or permit of, filing with or notification to any Person which was required to be obtained, made or complied with for or in connection with any sale, assignment or transfer to any Purchased Company of any Purchased Company Asset or any Purchased Company Surface Contract (or any interest in any of them), and which has not been obtained, made or complied with prior to Closing.
“Purchased Company Assets” means the assets owned, held, used or held for use by any Purchased Company, including the Saddlehorn crude oil pipeline (the 538-mile FERC-regulated pipeline with 340 MBbls/d of capacity that connects the DJ Basin to Cushing, Oklahoma, and in which Saddlehorn holds approximately 190 MBbls/d of capacity) and Panola’s NGL Pipeline (the 249-mile, FERC-regulated NGL pipeline that runs from Carthage, Texas to Mont Belvieu, Texas).
“Purchased Company Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which any Purchased Company or any of its properties or the Purchased Company Assets is bound, or that relate to or are otherwise applicable to any Purchased Company or the Purchased Company Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental retention or compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of any Purchased Company or the Purchased Company Assets, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to any Purchased Company or any of its properties or the Purchased Company Assets).
“Purchased Company Surface Contracts” means all easements, Company Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with any Purchased Company or the Purchased Company Assets, including those set forth on Schedule 7.6(b).
“Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 8.4 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by WGP in connection with the issuance of WGP Common Units in connection with the Merger (as amended or supplemented from time to time).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of Hazardous Substance into the environment.
“Representatives” mean, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Sale Consideration” means $193,900,000.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Seller or any Affiliate thereof, at the Closing pursuant to Section 8.7(d) and each other document or contract entered into by Seller or any Affiliate thereof, in connection with this Agreement or the Closing.
“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.
“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.
“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. When used with respect to WES, the term “Subsidiary” shall include the WES Joint Ventures. When used with respect to WGP, the term “Subsidiary” shall not include WES GP, WES or any of their Subsidiaries.
“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.
“Term Loan Facility” means a term loan facility by and among WES and Barclays Bank PLC to be entered into pursuant to the commitment letters dated as of the date hereof between WES and Barclays Bank PLC.
“Transaction Documents” means this Agreement and those documents executed and/or delivered pursuant to or in connection with this Agreement.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided, however, that for the purposes of clarification, a “Transfer” shall not include any existing or future pledges or security interests issued by APC or WGP (or the foreclosure thereof) in connection with a bona fide loan, indenture or other contract for indebtedness.

“Transfer Requirements” means any consent, approval, authorization or permit of, filing with or notification to any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the Interests.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Unit Majority” means a “Unit Majority” as defined in the WES Partnership Agreement.
“WES Equity Plans” means any plans or arrangements of WES providing for the grant of awards of Common Units or awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including but not limited to, the WES 2008 Long-Term Incentive Plan (with respect to awards granted prior to October 17, 2017) and the WES 2017 Long-Term Incentive Plan (with respect to awards granted after October 17, 2017).
“WES GP Agreement” means the Second Amended and Restated Limited Liability Company Agreement of WES GP dated as of December 12, 2012, as amended or supplemented from time to time.
“WES GP Charter Documents” means, collectively, the certificate of formation of WES GP and the WES GP Agreement.
“WES GP Interest” means “General Partner Interest” as defined in the WES Partnership Agreement.
“WES Incentive Distribution Right” means “Incentive Distribution Right” as defined in the WES Partnership Agreement.
“WES Joint Ventures” means each entity listed on Schedule 11.1; provided that with respect to any reference in this Agreement to WES causing any WES Joint Venture to take any action, such reference shall only require WES to cause such WES Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such WES Joint Venture and, to the extent applicable, its fiduciary duties (as such duties may be modified in such organizational documents, as applicable) in relation to such WES Joint Venture.
“WES Limited Partner” means a “Limited Partner” as defined in the WES Partnership Agreement.
“WES Limited Partner Interest” means a “Limited Partner Interest” as defined in the WES Partnership Agreement.
“WES LPA Amendment” means the Third Amended and Restated Agreement of Limited Partnership of WES, substantially in the form attached hereto as Exhibit A.

“WES Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of WES dated as of March 14, 2016, as amended by Amendment No. 1 thereto, dated as of March 14, 2016, as amended by Amendment No. 2 thereto, dated as of February 22, 2017, as amended by Amendment No. 3 thereto, effective as of November 9, 2017, and as further amended or supplemented from time to time.
“WES Partnership Interest” means an interest in WES, which shall include the General Partner Interest (as defined in the WES Partnership Agreement) and WES Limited Partner Interests.
“WES Special Approval” means “Special Approval” as defined in the WES Partnership Agreement.
“WES Termination Fee” means an amount in cash equal to $60,000,000.
“WES Unitholder” means the Common Unitholders, the Class C Unitholders and the holders of WES Incentive Distribution Rights.
“WGP Common Unit” means a “Common Unit” as defined in the WGP Partnership Agreement.
“WGP GP Agreement” means the Amended and Restated Limited Liability Company Agreement of WGP GP dated as of December 12, 2012, as amended by Amendment No. 1 thereto, effective as of November 9, 2017, and as further amended or supplemented from time to time.
“WGP GP Charter Documents” means, collectively, the certificate of formation of WGP GP and the WGP GP Agreement, as amended or supplemented from time to time.
“WGP Limited Partner” means a “Limited Partner” as defined in the WGP Partnership Agreement.
“WGP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of WGP dated as of December 12, 2012, as amended or supplemented from time to time.
“WGP Partnership Interest” means “Partnership Interest” as defined in the WGP Partnership Agreement.
“WGP Special Approval” means “Special Approval” as defined in the WGP Partnership Agreement.
“WGRAH-APC Loan Agreement” means that certain Loan Agreement by and between WGRAH and APC dated prior to the Closing Date and in the form attached hereto as Exhibit E.
“WGRAH-WES GP Indemnification Agreement” means that certain Indemnification Agreement by and between WGRAH and WES GP dated prior to the Closing Date and in the form attached hereto as Exhibit D.

“WGRAH Cash Consideration” means $1,813,600,000, less the outstanding balance of the APCWH Note Payable at the time of the contributions set forth in Section 1.2(a).
“WGRAH Unit Consideration” means 33,508,320 Common Units.
“Willful Breach” means (a) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (b) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VIII have been satisfied or waived (by the party entitled to waive any such applicable conditions).
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Executive Vice President, Finance and Chief Financial Officer

ANADARKO E&P ONSHORE LLC

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Executive Vice President and Chief Financial Officer

APC MIDSTREAM HOLDINGS, LLC

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Contribution Agreement and Agreement and Plan of Merger]

WESTERN GAS EQUITY PARTNERS, LP

By:	Western Gas Equity Holdings, LLC, its general partner

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

WESTERN GAS EQUITY HOLDINGS, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

WESTERN GAS HOLDINGS, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement and Agreement and Plan of Merger]

CLARITY MERGER SUB, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

WGR ASSET HOLDING COMPANY LLC

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Executive Vice President and Chief Financial Officer

WGR OPERATING, LP

By:	Western Gas Operating, LLC, its general partner

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

KERR-MCGEE GATHERING LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement and Agreement and Plan of Merger]

KERR-MCGEE WORLDWIDE CORPORATION

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	President

DELAWARE BASIN MIDSTREAM, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement and Agreement and Plan of Merger]

EXHIBIT A

Attached to and made a part of the Contribution Agreement
and Agreement and Plan of Merger

by and among

ANADARKO PETROLEUM CORPORATION
ANADARKO E&P ONSHORE LLC
APC MIDSTREAM HOLDINGS, LLC
WESTERN GAS EQUITY PARTNERS, LP
WESTERN GAS EQUITY HOLDINGS, LLC
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
CLARITY MERGER SUB, LLC
WGR ASSET HOLDING COMPANY LLC
WGR OPERATING, LP
KERR-MCGEE GATHERING LLC
KERR-MCGEE WORLDWIDE CORPORATION
and
DELAWARE BASIN MIDSTREAM, LLC

Dated as of November 7, 2018

FORM OF WES LPA AMENDMENT

(See attached)

Final Form

THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WESTERN GAS PARTNERS, LP

i

ii

iii

iv

v

THIRD AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP
THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP dated as of [●], 2018 and effective immediately prior to the Effective Time (as defined in the Contribution and Merger Agreement), is entered into by and among Western Gas Holdings, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 14, 2008 (the “2008 Agreement”);
WHEREAS, the General Partner effected several amendments to the 2008 Agreement;
WHEREAS, the General Partner and the other parties thereto entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 14, 2016, as amended by Amendment No. 1 thereto, dated as of March 14, 2016, Amendment No. 2 thereto, dated as of February 22, 2017, and Amendment No. 3 thereto, dated as of November 9, 2017 (as so amended, the “2016 Agreement”);
WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the 2016 Agreement, pursuant to Section 13.1(d)(i) of the 2016 Agreement to reflect a change that does not adversely affect the Limited Partners (including any particular class of the Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
WHEREAS, on the date hereof, pursuant to that certain Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018, by and among Anadarko Petroleum Corporation, a Delaware corporation, Anadarko E&P Onshore LLC, a Delaware limited liability company (“AE&P”), WGP, WGPGP, the Partnership, the General Partner, Clarity Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Asset HoldCo, Operating Partnership, Kerr-McGee Gathering LLC, a Colorado limited liability company, Kerr-McGee Worldwide Corporation, a Delaware corporation, AMH, and Delaware Basin Midstream, LLC, a Delaware limited liability company (the “Contribution and Merger Agreement”), which has been approved by the Board of Directors and the Special Committee, (i) immediately prior to the Effective Time, the Partnership and the General Partner shall cause the conversion of the Incentive Distribution Rights (as defined in the 2016 Agreement) and the General Partner Units (as defined in the 2016 Agreement) into 105,624,704 Common Units; (ii) immediately prior to the Effective Time, the Class C Units shall automatically convert into Common Units on a one-for-one basis at such time; (iii) at the Effective Time, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a subsidiary of WGP, and (iv) each Common Unit issued and outstanding immediately prior to the Effective Time (except for Common Units held by WGP and its Subsidiaries, the General Partner or certain Common Units held by WGRAH or AE&P) shall be converted into the right to receive 1.525 WGP Common Units (as defined in the Contribution and Merger Agreement), in each case in accordance with, and with the terms specified in, the Contribution and Merger Agreement;

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Third Amended and Restated Agreement of Limited Partnership
1

WHEREAS, this Agreement reflects that the General Partner Units (as defined in the 2016 Agreement) have been converted into Common Units and the General Partner shall continue the Partnership without dissolution as a non-economic general partner pursuant to the Contribution and Merger Agreement; and
WHEREAS, after having determined that the changes to the 2016 Agreement to be affected by the adoption of the Agreement do not adversely affect the Limited Partners (including any particular class of the Partnership Interests as compared to other classes of Partnership Interests) in any material respect, the General Partner desires to amend and restate the 2016 Agreement in its entirety to reflect the foregoing.
NOW, THEREFORE, the General Partner does hereby amend and restate the 2016 Agreement to provide, in its entirety, as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“2008 Agreement” has the meaning set forth in the recitals of this Agreement.
“2016 Agreement” has the meaning set forth in the recitals of this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period exceeding the short-term the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704- 1(b)(2)(ii)(c), including any amount that such Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) (1) and 1.704-2(i)(5); and
(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

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Third Amended and Restated Agreement of Limited Partnership
2

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
“AE&P” has the meaning set forth in the recitals of this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the Revaluation Event as described in 5.5(d)(1), in both cases as determined by the General Partner. In making such determination, the General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Adjusted Properties or Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such property.
“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as it may be amended, supplemented or restated from time to time.
“AMH” means APC Midstream Holdings, LLC, a Delaware limited liability company.
“Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation.
“Asset HoldCo” means WGR Asset Holding Company LLC, a Delaware limited liability company, and any successors thereto.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves

Western Gas Partners, LP
Third Amended and Restated Agreement of Limited Partnership
3

as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters;
provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

Western Gas Partners, LP
Third Amended and Restated Agreement of Limited Partnership
4

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.
“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“claim” (as used in Section 7.12(d)) is defined in Section 7.12(d).
“Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Units in this Agreement. A Class C Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

Western Gas Partners, LP
Third Amended and Restated Agreement of Limited Partnership
5

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
“Closing Price” is defined in Section 15.1(a).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Commission” means the United States Securities and Exchange Commission.
“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement that is entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons in their operations and not for speculative purposes.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in this Agreement.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Anadarko, Holdings, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of February 26, 2014, by and among the Partnership, Wells Fargo Bank National Association, as the administrative agent, and the lenders party thereto.
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
“Current Market Price” is defined in Section 15.1(a).
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

Western Gas Partners, LP
Third Amended and Restated Agreement of Limited Partnership
6

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Derivative Instruments” means options, right, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Event of Withdrawal” is defined in Section 11.1(a).
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which the General Partner is entitled as provided in this Agreement (other than in its capacity as a Limited Partner), together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of the Partnership.
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.
“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

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Third Amended and Restated Agreement of Limited Partnership
7

“Holder” as used in Section 7.12, is defined in Section 7.12(a).
“Holdings” means WGR Holdings, LLC, a Delaware limited liability company.
“Indemnified Persons” is defined in Section 7.12(d).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Initial Limited Partners” means Holdings (with respect to the Common Units and subordinated units of the Partnership received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1 of this Agreement.
“Initial Loan” means the loan made by the Partnership with the net proceeds from the Initial Offering of $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.5%.
“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
“Limited Partner” means, unless the context otherwise requires, Asset HoldCo prior to its contribution of its Limited Partner Interest to Holdings, Holdings prior to its withdrawal from the Partnership, each Initial Limited Partner, and each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement, in each case, in such Person’s capacity as limited partner of the Partnership.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made,

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and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Merger Agreement” is defined in Section 14.1.
“Merger Sub” has the meaning set forth in the recitals of this Agreement.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) but shall not include any items specially allocated under Section 6.1(d).
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2 (b), are attributable to a Nonrecourse Liability.

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“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752- 1(a)(2).
“Notice of Election to Purchase” is defined in Section 15.1(b).
“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, among Anadarko, the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.
“Operating Partnership” means WGR Operating, LP, a Delaware limited partnership, and any successors thereto.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, none of the Partnership Securities owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (a) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (b) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (a) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (c) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

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“Partners” means the General Partner and the Limited Partners.
“Partnership” means Western Gas Partners, LP, a Delaware limited partnership.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units.
“Percentage Interest” means (a) as to any Unitholder or Assignee holding Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder or Assignee, as the case may be, by (ii) the total number of all Outstanding Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal Quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

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“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-146700) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).
“Secondment Agreement” means that certain Services and Secondment Agreement, dated as of the Closing Date, between Anadarko and the General Partner, as such may be amended, supplemented and restated from time to time.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Special Approval” means approval by a majority of the members of the Special Committee acting in good faith.
“Special Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, including the WGPGP, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units or Derivative Instruments granted pursuant to one or more long-term incentive plans adopted by the General Partner, or a holder of any ownership interest in the WGP Group other than common units in WGP, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the

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rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading; provided that, in the cases of clauses (a) and (c) above, a director that is a member of the Special Committee may not beneficially own common units of WGP with an aggregate fair market value that exceeds the aggregate fair market value of such director’s interests in the Partnership (including, for the avoidance of doubt, Derivative Instruments granted pursuant to any long-term incentive plans adopted by the General Partner), in each case calculated as of December 31 prior to such director’s appointment or annual re-appointment to the Special Committee; provided, however, that if a director does not meet the qualifications to serve on the Special Committee solely as a result of his or her failure to satisfy the ownership restriction set forth above, such director will be deemed to meet such qualifications if he or she satisfies such ownership restriction as of the date the Special Committee acts to approve or disapprove of any matter.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” is defined in Section 14.2(b)(ii).
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of the Closing Date, between Anadarko and the Partnership, as such may be amended, supplemented and restated from time to time.
“Trading Day” is defined in Section 15.1(a).
“transfer” is defined in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units or any other class of Partnership Securities; provided that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

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“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
“Underwriting Agreement” means that certain Underwriting Agreement, dated as of May 8, 2008, among the Underwriters, the Partnership, the General Partner, Holdings and other parties thereto, providing for the purchase of Common Units by the Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units.
“Unit Majority” means at least a majority of the Outstanding Common Units.
“Unitholders” means the holders of Units.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“WGP” means Western Gas Equity Partners, LP, a Delaware limited partnership.
“WGP Group” means WGP and its subsidiaries, excluding the Partnership Group.
“WGPGP” means Western Gas Equity Holdings, LLC, a Delaware limited liability company and the general partner of WGP.
“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).
“Working Capital Agreement” means the Working Capital Loan Agreement, dated as of May 14, 2008, among the Partnership and Anadarko.
“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility (including the Credit Agreement or the Working Capital Agreement), commercial paper facility or other similar financing arrangement, provided that when it is incurred it is the intent of the borrower to repay such borrowings within 12 months from other than Working Capital Borrowings.

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Section 1.2    Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II

ORGANIZATION
Section 2.1    Formation.
The General Partner and Asset HoldCo have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and Asset HoldCo subsequently contributed its Limited Partner Interest to Holdings. The General Partner hereby amends and restates the Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as heretofore amended, in its entirety. This amendment and restatement shall become effective on the date of this Agreement and immediately prior to the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name.
The name of the Partnership shall be “Western Gas Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, or such other

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place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business.
The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
Section 2.5    Powers.
The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Power of Attorney.
(a)     Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
(i)     execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability)

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in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and
(ii)     execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
(b)     The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the

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General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
Section 2.7    Term.
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8    Title to Partnership Assets.
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III

RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability.
The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business.
No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the

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Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Outside Activities of the Limited Partners.
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4    Rights of Limited Partners.
(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined in good faith by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:
(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;
(ii)    promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner;
(iv)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

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(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates.
Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; and provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent or the General Partner, as applicable, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent or the General Partner, as applicable, shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued

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(ii)    Certificate has been lost, destroyed or stolen;
(iii)    requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iv)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(v)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or other evidence of the issuance of uncertificated Units.
(c)    As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders.
The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other hand, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.
Section 4.4    Transfer Generally.

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(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.
(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the General Partner.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)    The General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
(c)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

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(d)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units, if any, to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
(b)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
(c)    For purposes of clarification, the conversion of the General Partner Interest into Common Units and the continuance of the General Partner as a non-economic general partner in the Partnership as of the date hereof is not a transfer of the General Partner Interest subject to this Section 4.6.
Section 4.7    [Reserved]
Section 4.8    Restrictions on Transfers.
(a)    Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved,

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prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    [Reserved]
(d)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(e)    Any Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WESTERN GAS PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WESTERN GAS PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WESTERN GAS PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WESTERN GAS HOLDINGS, LLC, THE GENERAL PARTNER OF WESTERN GAS PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WESTERN GAS PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.9    [Reserved].
Section 4.10    [Reserved].
Section 4.11    [Reserved].
Section 4.12    [Reserved].
ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

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Section 5.1    Conversion of the General Partner Interest and Incentive Distribution Rights.
(a)    At the effective time of this Agreement and pursuant to the Contribution and Merger Agreement, the General Partner Interest (as defined in the 2016 Agreement) in the Partnership that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic general partner interest in the Partnership and Common Units. As of the execution of this Agreement, the General Partner hereby continues as a general partner of the Partnership and holds the General Partner Interest and the Partnership is hereby continued without dissolution.
(b)    Concurrently with the effective time of this Agreement and pursuant to the Contribution and Merger Agreement, all outstanding Incentive Distribution Rights (as defined in the 2016 Agreement) are being converted into Common Units.
(c)    Concurrently with the effective time of this Agreement and pursuant to the Contribution and Merger Agreement, each Class C Unit is converted into a Common Unit on a one-for-one basis.
Section 5.2    Contributions by the General Partner.
Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Limited Partners.
No Limited Partner will be required to make any additional Capital Contributions to the Partnership pursuant to this Agreement.
Section 5.4    Interest and Withdrawal.
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.5(b)

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and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.
(iv)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(v)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

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(vi)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.
(vii)    Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property.
(viii)    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).
(c)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)    (i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, or the issuance of Partnership Interests as consideration for the provision of services, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option , immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the fair market value of all Partnership Interests at such time

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and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).
(ii)    In accordance with Treasury Regulation Sections 1.704- 1(b)(2)(iv)(f) and 1.704- 1(b)(2)(iv)(h)(2), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.
Section 5.6    Issuances of Additional Partnership Securities.
(a)    The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities (including pursuant to Section 7.4(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) or security authorized to be issued pursuant to Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security or other security; (v) whether such Partnership Security or other security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security or other security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, or Section 7.4(c), (ii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall

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do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    [Reserved]
Section 5.8    Limited Preemptive Right.
Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.9    Splits and Combinations.
(a)    Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.
(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other

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evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act.
Section 5.11    [Reserved]
Section 5.12    [Reserved]
Section 5.13    [Reserved]
ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes.
For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.
(a)    Net Income. Net Income for each taxable period (including a pro rata part of all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable periods; and
(ii)    Second, 100% to the Unitholders in accordance with their respective Percentage Interests.

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(b)    Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:
(i)    First, 100% to the Unitholders in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);
(ii)    Second, to the Unitholders in accordance with the positive balances in their Adjusted Capital Accounts; and
(iii)    Third, the balance, if any, 100% to the General Partner.
(c)    [Reserved]
(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items

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of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    [Reserved].
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2) (ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of

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Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(ix)    Certain Distributions Subject to Section 734(b). To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    [Reserved]
(xi)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the General Partner shall take the Required Allocations into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.
(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

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(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).
(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(f)    [Reserved]
(g)    [Reserved]
(h)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

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Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI, by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    [Reserved]
Section 6.5    [Reserved]
Section 6.6    [Reserved]
Section 6.7    [Reserved]
Section 6.8    [Reserved]
Section 6.9    [Reserved]
ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition

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to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6 (a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of Partnership cash;
(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures,

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corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and
(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Secondment Agreement, the Contribution Agreement, the Tax Sharing Agreement, the Credit Agreement, the Working Capital Agreement, any Commodity Hedge Contract, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or

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the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty otherwise existing at law, in equity or otherwise.
Section 7.2    Certificate of Limited Partnership.
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority.
Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1, Section 11.2 or Section 12.1(a), elect or cause the Partnership to elect a successor general partner of the Partnership.
Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group),

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and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2.
Section 7.5    Outside Activities.
(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member, or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of Anadarko, any of its successors or permitted assigns or any other Affiliate of the General Partner.
(b)    Except as set forth in the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type

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or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided that such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.
(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those owned as of the date hereof and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be deemed to have been approved by the Partners.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired

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by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. Except for the Initial Loan, no Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee ‘s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Secondment Agreement, the Contribution Agreement, the Tax Sharing Agreement or the Working Capital Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

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(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be

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indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9      Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally

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being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Special Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise.
(b)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, and any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes

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or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
(d)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

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Section 7.11    Purchase or Sale of Partnership Securities.
The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
Section 7.12     Registration Rights of the General Partner and its Affiliates.
(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided, further, however, that if the Special Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (A) promptly prepare and file (1) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (2) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall

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reasonably request, and (B) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(b)    If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided, further, however, that if the Special Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
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relating solely to an employee benefit plan), the Partnership shall notify all Holders of such proposals and use its commercially reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

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(e)    The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate,

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document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting.
The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year.
The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

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ARTICLE IX

TAX MATTERS
Section 9.1    Tax Returns and Information.
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or periods that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies.
(a)    Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the effective date of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the effective date of the Bipartisan Budget Act of 2015) and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code, which permits the Partnership to pass

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any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time the election under Section 6226 of the Code is made. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably requested by the General Partner in its capacity as Partnership Representative. For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status
(b)    Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.
Section 9.4    Withholding and Other Tax Payments by the Partnership.
(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.
(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.
If the Partnership pays an imputed underpayment under Section 6225 of the Code, the General Partner may require that Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax). This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section

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6225 (c)(2) of the Code due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.
ARTICLE X

ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.
(a)    [Reserved]
(b)    By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.
(c)    The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

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(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner.
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2, provided, however, that no such successor shall be admitted to the Partnership until such successor has executed and delivered such documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading

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admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on June 30, 2018, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Standard Time, on June 30, 2018, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and

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its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.
The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    [Reserved]
Section 11.4    [Reserved].
Section 11.5    Withdrawal of Limited Partners.
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of

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the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII

DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution.
The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.2, 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Continuation of the Business of the Partnership After Dissolution.
Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII; and

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(ii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
(iii)    provided that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator.
Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation.
The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines

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that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership.
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions.
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition.
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration.
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any

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negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner.
Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected

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to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.4 or 7.1(a);
(k)    a merger, conveyance or conversion pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures.
Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that to the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

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Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
Section 13.4    Special Meetings.
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a

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notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting.
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date.
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
Section 13.7    Adjournment.
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and

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notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum and Voting.
The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting.
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties

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of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting.
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the percentage of Units acting by written consent without a meeting.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides

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otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority.
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)    name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests,

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rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

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(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and
(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)    Except as provided in Section 14.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new

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entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.
Section 14.4    Certificate of Merger.
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the certificate of merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

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(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and
(v)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

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ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive

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days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).
(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

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ARTICLE XVI

GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 16.2    Further Action.
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

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Section 16.4    Integration.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries.
Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 16.8    Counterparts.
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 2.6 without execution hereto.
Section 16.9    Applicable Law.
This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
Section 16.10    Invalidity of Provisions.
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.11    Consent of Partners.
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

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Section 16.12    Facsimile Signatures.
The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

WESTERN GAS HOLDINGS, LLC

By:
Name:
Title:	President and Chief Executive Officer

Signature Page - Third Amended and Restated Agreement
of Limited Partnership of Western Gas Partners, LP

EXHIBIT A
To the Third Amended and Restated
Agreement of Limited Partnership of
Western Gas Partners, LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Western Gas Partners, LP

No. __________ __________ Common Units
In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that ____________________ (the “Holder”) is the registered owner of _____ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WESTERN GAS PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WESTERN GAS PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WESTERN GAS PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WESTERN GAS HOLDINGS, LLC, THE GENERAL PARTNER OF WESTERN GAS PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WESTERN GAS PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE

FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: Countersigned and Registered by: Computershare Trust Company, N.A., As Transfer Agent and Registrar	Western Gas Partners, LP By: Western Gas Holdings, LLC By: Name: By: Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT __________ Custodian _________ (Cust) (Minor)
JT TEN - as joint tenants with right of survivorship and not as Under Uniform Gifts/Transfers to CD Minors Act (State) tenants in common
Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
WESTERN GAS PARTNERS, LP
FOR VALUE RECEIVED, ________________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
____________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ___________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Western Gas Partners, LP.

Date: _________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature)
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B

Attached to and made a part of the Contribution Agreement
and Agreement and Plan of Merger
by and among
ANADARKO PETROLEUM CORPORATION
ANADARKO E&P ONSHORE LLC
APC MIDSTREAM HOLDINGS, LLC
WESTERN GAS EQUITY PARTNERS, LP
WESTERN GAS EQUITY HOLDINGS, LLC
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
CLARITY MERGER SUB, LLC
WGR ASSET HOLDING COMPANY LLC
WGR OPERATING, LP
KERR-MCGEE GATHERING LLC
KERR-MCGEE WORLDWIDE CORPORATION
and
DELAWARE BASIN MIDSTREAM, LLC

Dated as of November 7, 2018

DJ Oil Gathering and Treating System

Owned by:        Anadarko Wattenberg Oil Complex LLC

Location:	The Oil Gathering and Treating System is located in Weld County, Colorado.

Facilities:
The system includes over 200 miles of high vapor pressure crude gathering pipeline, a Central Oil Stabilization Facility (COSF) with 155,000 barrels per day oil processing and stabilization capacity, and two, 250,000 barrel storage tanks. The COSF delivers crude oil to White Cliffs, Saddlehorn, and Tampa Rail (via Anadarko DJ Oil Pipeline LLC). A map of the DJ Oil Gathering and Treating System is attached hereto on Exhibit B-1.

DJ Oil Pipeline System

Owned by:        Anadarko DJ Oil Pipeline LLC

Location:	The Oil Pipeline System is located in Weld County, Colorado.

Facilities:
The system includes 12 miles of 12” pipeline. The pipeline connects the Anadarko Wattenberg Oil Complex’s COSF to the Plains All American Tampa Rail Terminal. A map of the DJ Oil Pipeline is attached hereto on Exhibit B-2.

DJ Gas Processing Plant

Owned by:        Anadarko DJ Gas Processing LLC

Location:	The DJ Gas Processing Plant is located in Adams County, Colorado.

Facilities:
The plant includes a 190,000 thousand cubic feet per day cryogenic train and a 100,000 thousand cubic feet per day refrigeration train. The plant delivers residue gas to CIG, and Xcel. It delivers NGLs to Front Range, OPPL, and local markets. A map of the DJ Gas Processing Plant is attached hereto on Exhibit B-3.

Wamsutter Pipeline System

Owned by:        Wamsutter Pipeline LLC

Location:	The Oil Pipeline System is located in Sweetwater County, Wyoming.

Facilities:
The pipeline system includes 47 miles of 4” to 8” crude oil pipeline with an approximate capacity of 13,000 barrels per day. The aforementioned pipeline delivers crude into Plains All American Pipeline. A map of the Wamsutter Pipeline is attached hereto on Exhibit B-4.

Delaware Basin Oil Gathering and Treating System

Owned by:        DBM Oil Services, LLC

Location:	The Delaware Basin Oil Gathering and Treating System is located in Loving, Reeves and Ward Counties, Texas.

Facilities:
The system includes over 500 miles of crude gathering pipeline, two Regional Oil Treating Facilities with a combined 120,000 barrels per day of treating capacity, three Central Processing Facilities with a combined 71,000 barrels per day of treating capacity, 14 miles of transportation pipeline, and 30,000 barrels of tank storage. A map of the Delaware Basin Oil Gathering and Treating System is attached hereto on Exhibit B-5.

Delaware Basin Produced Water Disposal System

Owned by:        APC Water Holdings 1, LLC

Location:	The Delaware Basin Produced Water Disposal System is located in Loving, Reeves and Ward Counties, Texas.

Facilities:
The system now includes over 250 miles of water gathering pipeline and 17 salt water disposal wells with an aggregate 505,000 barrels of water per day disposal capacity. A map of the Delaware Basin Produced Water Disposal System is attached hereto on Exhibit B-6.

Exhibit B-1

COSF
LARIMER
BOULDER
WELD
BROOMFIELD
ADAMS
DENVER
Legend
COSF
APC OIL PIPELINE
COUNTY BOUNDARY
APC ACTIVE LEASE
0
5
10
Miles
N
Anadarko
WATTENBERG OIL
GATHERING SYSTEM

Exhibit B-2

COSF
Tampa Rail
3N 65W
3N 64W
3N 63W
2N 65W
2N 64W
2N 63W
Weld
Hudson
Legend
ANADARKO DJ OIL PIPELINE LLC
N
ANADARKO DJ OIL PIPELINE LLC
Scale: 1:50,000
Date: 5/2/2018

Exhibit B-3
Exhibit B-4

Exhibit B-5

Eddy
New Mexico
Lea
Loving
Culberson
Texas
Reeves
Ward
Pecos
TEXAS
Legend
Pump Station (CTF)
Central Processing Facility (CPF)
Oil Storage Facility
Regional Oil Treating Facility (ROTF)
Pump Station (CTF)
Proposed Pipelines (WTX Planning SDE)
Service
Liquid
Oil
Pipeline Centerlines - Oil (Pipeline Schematics)
Service
Liquid
Oil - Saleable
Oil - Untreated
States (GDT/TomTom)
Counties (GDT/TomTom)
Water - Major (GDT/TomTom)
APC Active Leases

Exhibit B-6

Legend
SWD
CTF
2019 SWDFs
In Service Pipelines
SWD
In-Execution
SWD
Remaining SWD Pipelines
States (GDT/TomTom)
Counties (GDT/TomTom)
Water - Major (GDT/TomTom)
APC Active Leases
Loving
Reeves
Ward

EXHIBIT C
FORM OF INTEREST CONVEYANCE AGREEMENT
This Interest Conveyance Agreement (this “Agreement”) is entered into effective as of [____________], 2019 (the “Effective Date”), by and between [WGR Asset Holding Company LLC, a Delaware limited liability company] (“Assignor”), and [WGR Operating, LP, a Delaware limited partnership] (the “Assignee”).
RECITALS
WHEREAS, Assignor and Assignee are parties to that certain Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018, by and among Anadarko E&P Onshore LLC, Western Gas Equity Partners, LP, Western Gas Equity Holdings, LLC, Western Gas Partners, LP, Western Gas Holdings, LLC, Clarity Merger Sub, LLC, WGR Asset Holding Company LLC, WGR Operating, LP, Kerr-McGee Gathering LLC, APC Midstream Holdings, LLC, and Delaware Basin Midstream, LLC (the “Contribution Agreement”);
WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Contribution Agreement;
WHEREAS, this Agreement is being delivered as part of the Closing of the transactions contemplated in the Contribution Agreement to evidence the sale and assignment of the Interest; and
WHEREAS, following the transfer described herein, Assignee will own a 100% limited liability company interest in [ ], a [ ] limited liability company (the “Company”).
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Contribution and Assignment of the Company. Assignor, as the owner of a 100% membership interest in the Company, hereby sells, transfers, conveys, assigns and delivers unto Assignee the Interest, free and clear of any Liens, other than transfer restrictions imposed thereupon by applicable securities Laws and the limited liability company agreement of [ ], and Assignee accepts the conveyance of the Interest.
2.    Admission as a Member. Assignor agrees that Assignee is hereby admitted as a member of the Company and that Assignor is no longer a member of the Company.
3.    Subject to Contribution Agreement. This Agreement is expressly subject to the terms and conditions of the Contribution Agreement. If there is a conflict between the terms of this Agreement and the Contribution Agreement, the terms of the Contribution Agreement shall control.

4.    Further Assurances. After the Closing, Assignor and Assignee each agree to take such further actions and to execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and to provide such other Party with the intended benefits of this Agreement.
5.    General. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, and by different parties in separate counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute one instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

[ASSIGNOR]

By:
Name: Its:

[ASSIGNEE]

By:
Name: Its:

FORM OF WGRAH INDEMNIFICATION AGREEMENT
This WGRAH INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2019, by and between WGR Asset Holding Company LLC, a Delaware limited liability company (“Indemnitor”), and Western Gas Holdings, LLC, a Delaware limited liability company (“Indemnitee”).
W I T N E S S E T H:
WHEREAS, Western Gas Partners, LP, a Delaware limited partnership (“Borrower”), entered into the [Senior Unsecured Delayed-Draw Term Loan] (“Term Loan Agreement”) dated as of [●], 2019, by and among the Borrower, [●], and [●];
WHEREAS, a term loan under the Term Loan Agreement will be made immediately prior to and in connection with the execution of certain transactions that will be undertaken in connection with the restructuring of the ownership of Borrower and Western Gas Partners Equity Partners, LP (the “WES Restructuring Loan”), which transactions will include the contribution of certain assets owned by subsidiaries of WGRAH to Borrower (the “Contribution”);
WHEREAS, immediately after the Contribution, Indemnitor will be a limited partner of Borrower;
WHEREAS, Indemnitor, through a distribution to be made by Borrower, will receive proceeds of the borrowing made pursuant to the WES Restructuring Loan;
WHEREAS, Indemnitee is the general partner of Borrower;
WHEREAS, Indemnitee may, in such capacity, incur certain liabilities in connection with the Term Loan Agreement, including, without limitation, the obligation to pay the [Principal Amount] of the WES Restructuring Loan;
WHEREAS, Borrower entered into the Indenture (“Indenture”) dated as of May 18, 2011, by and among Borrower and Wells Fargo Bank, National Association, as Trustee;
WHEREAS, under the Indenture, Borrower may establish a new series of Debt Securities (as defined in the Indenture) at any time in accordance with the provisions of the Indenture;
WHEREAS, the proceeds of Debt Securities under the Indenture may be used to refinance outstanding loans, including the WES Restructuring Loan, and for other general corporate purposes; and
WHEREAS, the Indemnitor and Indemnitee wish to enter into an agreement to provide for the indemnification by Indemnitor of Indemnitee for up to $[•] of future claims that might be made against Indemnitee with respect to the WES Restructuring Loan or any indebtedness incurred by Borrower to refinance indebtedness incurred pursuant to the WES Restructuring Loan using Debt Securities.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1	Certain Definitions. As used in this Agreement:

1.1
“Lender Claim” means any and all claims, damages, losses, liabilities, costs, or expenses whatsoever (including without limitation attorneys’ fees and expenses) in an amount up to $[•] that Indemnitee may incur (or which may be claimed against Indemnitee by any person or entity whatsoever), by reason of, or arising out of, any Proceeding against Borrower or Indemnitee in connection with (a) the obligations of the Borrower under the Term Loan Agreement, but solely to the extent attributable to the WES Restructuring Loan or any indebtedness incurred by Borrower to refinance Indebtedness incurred pursuant to the WES Restructuring Loan and (b) obligations of Borrower for Debt Securities issued to refinance the obligations enumerated in clause (a) of this definition, in either case only to the extent not otherwise satisfied by the assets of the Borrower.

1.2	“Lender Claimant” means the [insert relevant parties to Term Loan Agreement], the Trustee, any Holder, or any other Person that may assert a Lender Claim.

1.3
“Proceeding” means any threatened, pending or completed action, suit, claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether made by or brought in the right of a Lender Claimant or otherwise, in which Indemnitee or Borrower was, is or will be involved as a party or otherwise.

1.4	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement or the Indenture.

Section 2	Indemnity.

2.1	Indemnification by Indemnitor. Subject to the limitations set forth in Section 2.2 below, Indemnitor shall indemnify and hold harmless Indemnitee from and against any Lender Claim.

2.2
Conditions Precedent. Notwithstanding anything contained in Section 2.1 to the contrary, the Indemnitor shall not have any indemnification obligation under this Agreement unless Indemnitee has exhausted all of its remedies, if any, under the limited partnership agreement of Borrower (the “Partnership Agreement”) and under applicable law to collect from Borrower the amount of any Lender Claim; provided, however, that Indemnitee need not exhaust any remedies against Borrower to the extent Indemnitee reasonably determines that the expense anticipated to be incurred by Indemnitee in pursuing such claim against Borrower with respect to collection of the amount of the Lender Claim would exceed the anticipated recovery from Borrower with respect to such claim.

2.3    Lender Claims.

(a)
Notice of Lender Claim. If any Lender Claimant notifies Indemnitee with respect to any Lender Claim, then Indemnitee will promptly give written notice to Indemnitor; provided, however, that no delay on the part of Indemnitee in notifying Indemnitor will relieve Indemnitor from any obligation under this Agreement.

(b)
Assumption of Defense, etc. Indemnitor will be entitled to participate in the defense of any Lender Claim that is the subject of a notice given by Indemnitee pursuant to Section 2.3(a). In addition, Indemnitor will have the right to assume the defense of such Lender Claim with counsel of its choice reasonably satisfactory to Indemnitee so long as (i) Indemnitor gives written notice to Indemnitee within fifteen (15) days after Indemnitee has given notice of the Lender Claim that Indemnitor will indemnify Indemnitee from and against the entirety of the Lender Claim; (ii) Indemnitor provides Indemnitee with evidence reasonably acceptable to Indemnitee that Indemnitor will have adequate financial resources to defend against the Lender Claim and fulfill its indemnification obligations hereunder; (iii) Indemnitee has not been advised by counsel that an actual or potential conflict exists between Indemnitee and Indemnitor in connection with the defense of the Lender Claim; and (iv) settlement of an adverse judgment with respect to, or Indemnitor’s conduct of the defense of, the Lender Claim is not, in the good faith judgment of Indemnitee, likely to be adverse to Indemnitee’s reputation or continuing business interests. Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Lender Claim.

(c)
Limitations on Indemnitor. Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim without the prior written consent of Indemnitee unless such judgment, compromise or settlement (i) provides for the payment by Indemnitor of money as sole relief for the Lender Claimant and (ii) involves no finding or admission of any violation of law.

(d)
Indemnitee’s Control. If Indemnitor does not deliver to Indemnitee the notice contemplated by Section 2.3(b) within fifteen (15) days after Indemnitee has given notice of the Lender Claim pursuant to Section 2.3(a), or otherwise at any time fails to conduct the defense of the Lender Claim actively and diligently, Indemnitee may defend the Lender Claim in a good faith and reasonable manner, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim in any manner it may deem appropriate (and Indemnitee need not consult with, or obtain any consent from, Indemnitor in connection therewith).

2.4
Procedure for Notification. Subject to Section 2.3, to obtain indemnification under this Agreement, Indemnitee shall submit to Indemnitor a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification under this Agreement. The delay or omission to notify Indemnitor will not relieve Indemnitor from any liability which it may have to Indemnitee otherwise than under this Agreement.

2.5
Presumption. It shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 2.3(a), and Indemnitor shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

2.6
Payment and Set-Off. Indemnitor shall make any indemnification payment required under this Agreement promptly following request therefor (or, in the event that Indemnitor elects to participate in or assume the defense of a Lender Claim in accordance with this Section 2, promptly after any settlement or entry of any final judgment with respect to such Lender Claim), subject to Indemnitor’s right to rebut the presumption set forth in Section 2.5. Indemnitee may set off against any amounts that it must pay to Indemnitor under any agreement or instrument any amounts that Indemnitor must pay to Indemnitee under this Agreement.

Section 3	Indemnitor Covenants.

3.1
Maintenance of Minimum Net Worth. Indemnitor covenants and agrees with Indemnitee that it shall maintain at all times a net worth (determined without regard to Indemnitor’s limited partner interest in Borrower) of no less than the maximum amount of any Lender Claim for which Indemnitee could seek indemnification pursuant to Section 2.1 hereof should an event described in Section 1.1 hereof occur; provided that the amount of such potential Lender Claim shall be determined without regard to any assets of the Borrower that could be used to satisfy such potential Lender Claim.

3.2
Books and Records; Audits. Indemnitor shall keep, and will cause each of its Subsidiaries (if any) to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP. Indemnitee may, upon thirty (30) days’ written notice to Indemnitor) (but in no event more than once each fiscal year), request that an audit of Indemnitor’s books and records be performed by be performed (at Indemnitee’s sole expense), in order to provide Indemnitee with such assurance as it deems reasonable and necessary with respect to Indemnitor’s financial condition.

Section 4	Waiver of Right to Subrogation. In the event of any payment under this Agreement, Indemnitor expressly waives any right to subrogation with respect to any of the rights of recovery of Indemnitee or any Lender Claimant. Indemnitor also expressly waives any right to indemnification it may have under the Partnership Agreement with respect to any payment under this Agreement.

Section 5
Survival. The provisions of this Agreement shall remain in full force and effect notwithstanding termination of the Term Loan Agreement, any of the [Loan Documents],[1] or any agreement related thereto or related to the [Transactions],[2] so long as any Lender Claim remains outstanding.

Section 6
Severability. If any term or provision of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, then such term or provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable term or provision had never been a part of this Agreement, and the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable term or provision or by its severance from this Agreement.

Section 7
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled. For the avoidance of doubt, nothing in this Section 7 shall be deemed to invalidate any provision of the Partnership Agreement.

Section 8
Successors and Assigns. Indemnitor agrees that all the rights, benefits and privileges herein and hereby conferred upon Indemnitee shall vest in, and be enforceable by, Indemnitee and its successors and assigns, and shall bind Indemnitor’s successors and assigns.

Section 9
Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

1 Relevant documentation related to Term Loan Agreement as defined therein.
2 Relevant transactions entered into in connection with Term Loan Agreement as defined therein.

a.	If to Indemnitee to:
Western Gas Holdings, LLC
Attn: President and Chief Executive Officer
1201 Lake Robbins Drive
The Woodlands, Texas 77380

b.	If to Indemnitor to:
WGR Asset Holding Company LLC
Attn: President
1201 Lake Robbins Drive
The Woodlands, Texas 77380
or to any other address as may have been furnished by Indemnitee or Indemnitor to the other party.

Section 10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same Agreement.

Section 11
Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. The parties hereby irrevocably consent to the personal jurisdiction of the Federal and State courts located in New York, and waive any defense based upon improper venue, inconvenient venue or lack of personal jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WGR ASSET HOLDING COMPANY LLC

By:
Name:	[•]
Title:	[•]

WESTERN GAS HOLDINGS, LLC

By:
Name:	[Philip Peacock]
Title:	[Senior Vice President, General Counsel, and Corporate Secretary]

EXHIBIT E
FORM OF WGRAH-APC LOAN AGREEMENT
ANADARKO PETROLEUM CORPORATION
[Fixed] Rate Note Due 20[34]

$[•]
ANADARKO PETROLEUM CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor person), for value received, hereby promises to pay to WGR Asset Holding Company LLC, a Delaware limited liability company (“WGRAH”), or registered assigns, the principal sum of [ ] [B]illion Dollars ($[•]) on March [ ], 20[34] (the “Maturity Date” or such earlier date on which WGRAH requires prepayment in accordance with the terms hereof), and to pay accrued but unpaid interest on the unpaid principal amount from March [•], 2019 through repayment, quarterly on each February 1, May 1, August 1 and November 1, at a rate per annum equal to [•] percent ([•]%).
Interest payable hereunder shall be computed on the basis of a year of 360 days comprised of 12 months of 30 days each.
A.“Material Adverse Change” means any change occurring since December 31, 2017, in the consolidated financial position or results of operations of the Company and its subsidiaries taken as a whole that has had the effect of preventing the Company from carrying on its business or from meeting its current and anticipated obligations on a timely basis; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which a. adversely affects the oil and gas exploration and development, gas processing and transportation or hydrocarbon marketing industries generally, including changes in commodity prices or markets, general market prices and legal or regulatory changes (and in each case does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons), a. arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons), or a. arises out of any change in generally accepted accounting principles (which does not disproportionately affect the Company and its subsidiaries considered as a single enterprise as compared to similarly situated persons) shall not be considered in determining whether a Material Adverse Change has occurred.
“Note” means this [Fixed] Rate Note Due 20[ ], dated March [ ], 2019.
“Public Indenture” means the Indenture, dated as of September 19, 2006, between the Borrower and The Bank of New York Trust Company, N.A., as Trustee.
“Specified Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York.

Payment of the principal of and any such interest on this Note will be made at the office or agency of the Company, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Note at the Maturity Date of the principal thereof or any early repayment as provided herein.
B.This Note is subject to redemption, in whole or in part, on any Specified Business Day at the election of the Company upon not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of i. 100% of the principal amount to be redeemed (the “Redemption Amount”) or ii. the amount determined by the quotation agent (the “Make Whole Price”) described below under “Make Whole Calculation,” plus, in each case, accrued but unpaid interest to the redemption date; provided that, if this Note becomes due and payable prior to the Maturity Date as a result of an Indemnification Demand (as defined below), this Note shall be repaid in an amount equal to the Redemption Amount as of such date, without premium or penalty, plus accrued but unpaid interest as of such date.
In the event of redemption of this Note in part only, a new Note or Notes of like tenor for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof and all references to “Note” herein shall include the plural.
Make Whole Calculation
The quotation agent will determine the Make Whole Price by determining the sum of the present values of the remaining scheduled payments of the principal of, and interest on, the Redemption Amount, not including any portion of these payments of interest accrued as of the date on which the Redemption Amount is to be redeemed, discounted to the date on which the Redemption Amount is to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 50 basis points.
The quotation agent will utilize the following procedures to calculate the adjusted treasury rate WGRAH will appoint UBS Securities LLC (“UBS”) or its successor and two or more other primary U.S. Government securities dealers in New York City as reference dealers and the Company will appoint UBS or its successor to act as the Company’s quotation agent. If UBS or its successor is no longer a primary U.S. Government securities dealer, WGRAH will substitute another primary U.S. Government securities dealer in its place as a reference dealer.
The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the Note and which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the Note. The reference dealers will provide the quotation agent with the bid and ask prices for that comparable United States Treasury security as of 5:00 p.m. on the third Specified Business Day before the redemption date. The calculation agent will calculate the average of the bid and ask prices provided by each reference dealer, eliminate the highest and the lowest average reference dealer quotations and then calculate the average of the remaining reference dealer quotations (the “Comparable Treasury Price”). However, if the calculation agent obtains fewer than three reference dealer quotations, it will calculate the average of all the reference dealer quotations and not eliminate any quotations. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.
Upon not less than 7 Specified Business Days’ notice, this Note shall be due and payable upon demand from WGRAH if at any point, pursuant to the terms of the Indemnification Agreement, WGRAH is required to indemnify WES GP and otherwise perform its obligations under the Indemnification Agreement (the “Indemnification Demand”).
C.The Company represents and warrants to WGRAH that:

a.
The Company 1. has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and 2. is qualified to do business as a foreign corporation and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.

b.
The execution, delivery and performance by the Company of this Note have been duly authorized by all necessary corporate action of the Company and do not and will not: 1. contravene the terms of the articles or certificate of incorporation, or bylaws, of the Company; 2. result in a breach of or constitute a default under any lease, instrument, contract or other agreement to which the Company is a party or by which it or its properties may be bound or affected that would reasonably be expected to result in a Material Adverse Change; or 3. violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company where such violation would reasonably be expected to result in a Material Adverse Change.

c.
This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

d.
No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other person or entity (“Person”), is required for the due execution, delivery or performance by the Company of this Note.

e.
To the knowledge of the Company, on the date hereof there are no actions, suits, or proceedings pending or threatened against the Company before any governmental authority as to which, in the opinion of the Company, there is a reasonable possibility of adverse determinations that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

f.
The consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of December 31, 2017, and their results of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with GAAP applied on a consistent basis.

g.	The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

h.
The Company has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except 1. taxes the validity of which are being contested in good faith by appropriate proceedings, and with respect to which the Company, to the extent required by GAAP, has set aside on its books adequate reserves or 2. to the extent any failures to do so (individually or in the aggregate) would not reasonably be expected to result in a Material Adverse Change.

i.	No Event of Default has occurred and is continuing.

j.
Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its subsidiaries and each of their respective affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

k.
Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or affiliate of the Company is currently subject to any material sanctions administered by OFAC, and the Company will not directly or indirectly use the proceeds from the Note or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC.

D.So long as any principal, interest or other amount due hereunder shall remain unpaid, the Company agrees that:

i.    The Company shall furnish to WGRAH, promptly after the Company has knowledge or becomes aware thereof, notice of a. the occurrence of any Event of Default (as defined below); b. the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Company that if adversely determined would reasonably be expected to result in a Material Adverse Change; and c. any other development that results in, or would reasonably be expected to result in, a Material Adverse Change.
ii.    The Company will comply with the provisions of Sections 1004 and 1005 of the Public Indenture (a true and complete copy of which the Company hereby represents has been furnished to WGRAH), which provisions, together with related definitions, are hereby incorporated herein by reference for the benefit of WGRAH and shall continue in effect for purposes of this paragraph, regardless of the termination, or any amendment or waiver of, or any consent to any deviation from or other modification of, the Public Indenture; provided, however, that, for purposes of this paragraph, a. references in the Public Indenture to “the Securities” shall be deemed to refer to the respective obligations of the Company to pay the principal of and interest of this Note, and b. references in the Public Indenture to “this Indenture” and to “supplemental indentures” shall be deemed to refer to this Note and amendments or supplements to this Note, respectively.
iii.    The Company shall comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where any failures to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.
iv.     The Company will at all times maintain, and will cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance of the kinds and covering the risks and in the relative proportionate amounts (including as to self-insurance) consistent with that carried by companies engaged in the same or similar businesses and similarly situated; provided, that the Company shall not be required to maintain insurance against risks or in amounts no longer economically available, on a de novo or renewal basis, as applicable, to the Company and other companies engaged in the same or similar businesses and similarly situated.
v.    In the event that the Company is not required to file information with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (“the Exchange Act”), the Company will, upon written request, provide to WGRAH, in accordance with the rules and regulations prescribed from time to time by the SEC, any financial information which may be required pursuant to the Exchange Act in respect of the issuer of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.
E.Any of the following events which shall occur shall constitute an “Event of Default”:
1.    The Company shall fail to pay when due any amount of principal hereof;
2.    The Company shall fail to pay when due any interest hereon or any other amount payable hereunder, and such failure shall continue unremedied for five (5) Specified Business Days;
3.    Any representation or warranty by the Company under or in connection with this Note shall prove to have been incorrect in any material respect when made;

4.    The Company shall fail to perform or observe any other term, covenant or agreement contained in this Note on its part to be performed or observed, and such failure shall remain unremedied for a period of thirty (30) days from the date WGRAH provides notice in writing of such occurrence;
5.     a. The Company shall be dissolved, liquidated, wound up or cease its corporate existence or cease to conduct its business in the ordinary course without the prior authorization of WGRAH; or b. the Company i. shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; ii. shall commence any voluntary Insolvency Proceeding; or iii. shall take any action to effectuate or authorize any of the foregoing;
6.     a. Any involuntary Insolvency Proceeding is commenced or filed against the Company, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company’s properties and such Insolvency Proceeding shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; b. the Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or c. the Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
7.    The Company shall a. default in the payment of principal of any indebtedness in an aggregate principal amount in excess of $200,000,000 (other than this Note) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created as and when the same shall become due and payable, and such default shall have resulted in such indebtedness being declared due and payable prior to its stated maturity, or b. default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such indebtedness being declared due and payable prior to its stated maturity.
8.    the Company shall default in the performance of any term, condition, covenant or agreement contained in the Public Indenture and such default shall have resulted in any of the Securities (as defined in the Public Indenture) being declared due and payable prior to the date on which such Securities would otherwise have become due and payable.
9.    one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce any such judgment.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

F.“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Indemnification Agreement” means the Indemnification Agreement, dated as of March [ ], 2019, between WGRAH and Western Gas Holdings LLC (“WES GP”), pursuant to which WGRAH has agreed to indemnify up to a certain amount in connection with certain specified events described therein.
G.“Insolvency Proceeding” means 1. any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or 2. any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
H.If any Event of Default shall occur and be continuing, WGRAH may by notice to the Company declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts due hereunder to be forthwith due and payable, whereupon the principal hereof, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in paragraph 4 or 5 above shall occur, the result which would otherwise occur only upon giving of notice by WGRAH to the Company as specified above shall occur automatically, without the giving of any such notice.
The Company agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which WGRAH incurs in connection with enforcement of this Note, or the protection or preservation of WGRAH rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.
No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of WGRAH in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.
This Note shall be binding on each of the Company and WGRAH and their respective successors and assigns. Neither the Company nor WGRAH may assign or transfer this Note or any of its obligations hereunder without the other’s prior written consent.
No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed, subject to the Company’s right to redeem all or a portion of this Note as provided herein or as otherwise agreed to by the parties.
The transfer of this Note is registrable with the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by WGRAH or any successor holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and the Company shall not be affected by notice to the contrary.
This Note shall be governed by and construed in accordance with the law of the State of Texas.
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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this [•] day of March, 2019.

ANADARKO PETROLEUM CORPORATION

By:
Name: Title: